UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Sterling Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To Our Shareholders:
You are cordially invited to attend the 2024 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc. (“Sterling”), which will be held virtually on Thursday, May 16, 2024, at 1:00 p.m., Eastern Time. There is no physical location for the Annual Meeting.
The attached Notice of Annual Meeting and the attached Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of Sterling, as well as a representative of Crowe LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Sterling’s independent registered public accounting firm for the fiscal year ending December 31, 2024, will be present at the Annual Meeting to respond to appropriate questions.
Please complete, sign, date and return the accompanying proxy card promptly or, if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but it will assure that your vote is counted if you are unable to attend the meeting. To attend the Annual Meeting virtually, you will need to have your 16-digit control number that is included on your proxy card.
On behalf of the Board of Directors and the employees of Sterling, we thank you for your continued support and hope that you can attend the Annual Meeting.
Sincerely,

Thomas M. O’Brien
Chairman, President and Chief Executive Officer

One Towne Square, Suite 1900
Southfield, Michigan 48076
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2024
NOTICE IS HEREBY GIVEN that the 2024 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), will be held virtually on Thursday, May 16, 2024, at www.virtualshareholdermeeting.com/SBT2024, at 1:00 p.m., Eastern Time. There is no physical location for the Annual Meeting. To attend the Annual Meeting virtually, you will need to have your 16-digit control number that is included on your proxy card. You will not be able to physically attend the meeting in person. The agenda for the Annual Meeting is as follows:
1.	To elect as directors the nominees named in the accompanying proxy statement;
2.	To approve the compensation of our named executive officers for 2023 (an advisory, non-binding “Say on Pay” vote);
3.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, all in accordance with the accompanying proxy statement.
The Board of Directors of the Company (the “Board of Directors”) recommends a vote FOR each of the director nominees named in the accompanying proxy statement, FOR the advisory, non-binding approval of the compensation of our named executive officers for 2023, and FOR the ratification of the appointment of Crowe LLP.
The Board of Directors has fixed March 21, 2024, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and the Company. The virtual meeting format allows attendance from any location in the world.
We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting. Please read it carefully.
If you have questions or comments, please direct them to Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076, Attention: Chief Legal Officer and Corporate Secretary.
By order of the Board of Directors

/s/ Elizabeth M. Keogh
Elizabeth M. Keogh
Chief Legal Officer and Corporate Secretary
Your vote is important. You may vote your shares electronically via the Internet, by using the telephone or, if you prefer the paper copy, please date and sign the accompanying proxy card, indicate your choice with respect to the matters to be voted upon and return it promptly in the accompanying envelope. Note that if your stock is held in more than one name, all owners must sign the proxy card.
Dated:  April 4, 2024

One Towne Square, Suite 1900
Southfield, Michigan 48076
STERLING BANCORP, INC.
2024 PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION
This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), to be voted at the 2024 annual meeting of shareholders of the Company (the “Annual Meeting”) to be held virtually on Thursday, May 16, 2024, at www.virtualshareholdermeeting.com/SBT2024, at 1:00 p.m., Eastern Time, for the purposes set forth in this proxy statement.
The Board of Directors has fixed the close of business on March 21, 2024 (the “Record Date”), as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. This proxy statement is being mailed on or about April 4, 2024, to all holders of record of common stock of the Company as of the close of business on the Record Date. This proxy statement and our 2023 annual report (the “2023 Annual Report”) are also available electronically at investors.sterlingbank.com. As of the Record Date, there were 50,844,402 shares of common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one (1) vote on each matter properly brought before the Annual Meeting.
If the accompanying proxy card is properly executed and returned to the Company, the shares represented by the proxy card will be voted on each matter that properly arises at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Every properly executed proxy card that is received by the Company prior to the closing of the polls at the Annual Meeting will be voted in accordance with the instructions contained therein unless otherwise revoked. Properly executed but unmarked proxy cards received by the Company prior to the closing of the polls at the Annual Meeting, unless otherwise revoked, will be voted FOR each of the director nominees named in this proxy statement, FOR the advisory, non-binding approval of the compensation of our named executive officers for 2023, and FOR the ratification of the appointment of Crowe LLP. If any other business should properly come before the meeting, all properly executed proxies will be voted on such other matters as directed by the Board.
A proxy may be revoked before it is voted at the Annual Meeting by notifying the Chief Legal Officer and Corporate Secretary of the Company in writing or at the Annual Meeting prior to the closing of the polls, by submitting a duly executed proxy (including a proxy given over the Internet or by telephone) bearing a later date or by attending the Annual Meeting and voting electronically. All shareholders are encouraged to date and sign the accompanying proxy card, indicate a choice with respect to the matters to be voted upon and return it to the Company.
You will be able to attend the Annual Meeting, vote and submit your questions in advance of and in real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SBT2024. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. You should log on to the meeting site at least fifteen minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. We anticipate holding a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us through the voting site. You will not be able to physically attend the Annual Meeting in person.
Voting via the Internet, Telephone or by Mail
Registered Holders
If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), you may vote either electronically at the virtual Annual Meeting using your 16-digit control number (included on your proxy card) or by proxy. If you decide to vote by proxy, you may vote via the Internet, by using the telephone or by mail and your shares will be voted at the Annual Meeting in the manner you direct. For those shareholders who wish to vote by mail, such shareholders can complete, sign and return the accompanying proxy card in the prepaid and addressed envelope that accompanied the proxy materials. Internet and telephone voting for shareholders of record will close at 11:59 p.m., Eastern Time, on May 15, 2024. Further instructions for voting via the Internet and telephone are set forth on the accompanying proxy card. Registered holders will be entitled to one (1) vote for each share held of record as of the record date for all matters.

Beneficial Holders
If you are a beneficial owner of shares held in “street name,” you may vote electronically at the Annual Meeting using the 16-digit control number included on your proxy card. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.
Quorum, Required Vote, and Related Matters
Quorum. A quorum is present if the number of shares entitled to cast a majority of the votes on a proposal is represented at the Annual Meeting by proxy or in person (by electronic participation). Abstentions and broker non-votes will be counted as present only for the purpose of determining whether a quorum is present.
“Street Name” Accounts. If you hold shares in “street name” with a broker, bank or other custodian, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions. However, certain regulations prohibit your broker, bank or other nominee from voting uninstructed shares on a discretionary basis for Proposal Nos. 1 and 2 at the Annual Meeting. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders. Thus, if you hold your shares in street name and you do not instruct your broker on how to vote at the Annual Meeting, votes may not be cast on your behalf for Proposal Nos. 1 and 2.
Proposal No. 1 – Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote. For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors. You may vote in favor of the nominees specified on the accompanying proxy card or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote or otherwise) will have no effect on the election of directors.
Proposal No. 2 – Advisory, Non-Binding Vote to Approve the Compensation of our Named Executive Officers for 2023. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote will be considered our shareholders’ approval of the advisory, non-binding resolution approving the compensation of our named executive officers for 2023. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Proposal No. 3 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote is required for ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2024. Shares withheld or otherwise not voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Although the vote on Proposal No. 2 is not binding on the Company, the Executive Compensation Committee of the Board of Directors (the “Compensation Committee”) will take your vote on this proposal into consideration when determining the compensation of our named executive officers. Although the vote on Proposal No. 3 is not binding on the Company, the Audit Committee of the Board of Directors will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The following nine (9) directors have been nominated for election to the Board of Directors at the Annual Meeting, each to hold office for a term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified or his or her earlier resignation or removal:
Thomas M. O’Brien	Peggy Daitch	Tracey Dedrick

Michael Donahue	Steven E. Gallotta	Denny Kim

Christine Meredith	Eboh Okorie	Benjamin Wineman
Unless otherwise directed, the persons named as proxies in the accompanying proxy card will vote for the election of the foregoing nominees. All nominees are currently directors of the Company. In the event that any of the nominees becomes unavailable, which is not anticipated, the Board of Directors, in its discretion, may designate substitute nominees, in which event all properly executed proxies will be voted for such substitute nominees. Proxies cannot be voted for a greater number of directors than the number of nominees named.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTOR
NOMINEES
Information about Directors and Nominees
The Company believes that the Board of Directors as a whole should encompass a range of talent, skill, diversity and expertise that enables the Board of Directors to provide sound guidance with respect to the Company’s operations and interests. The following information has been furnished to the Company by the respective directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five (5) years.
Nominees Standing for Election
Thomas M. O’Brien, Chairman, President and Chief Executive Officer. Mr. O’Brien has served as Chairman, President and Chief Executive Officer of the Company and Sterling Bank and Trust, F.S.B. (the “Bank”) since June 2020. Prior to his appointment, Mr. O’Brien provided consulting services to the Bank beginning in March 2020. Mr. O’Brien is an accomplished leader in the financial services industry with over 45 years of industry experience. Prior to joining Sterling, he served as Vice Chairman of New York City-based Emigrant Bancorp, Inc. and Emigrant Bank from October 2018 to March 2020. Mr. O’Brien served as president, chief executive officer and on the boards of Sun Bancorp, Inc. and Sun National Bank from April 2014 to February 2018. Mr. O’Brien previously served on the boards of BankUnited, Inc. and BankUnited, NA from May 2012 to April 2014. Prior to that, Mr. O’Brien served as president, chief executive officer and a director of State Bank of Long Island and State Bancorp, Inc. from November 2006 to January 2012. From 2000 to 2006, Mr. O’Brien was president and chief executive officer of Atlantic Bank of New York and, following the acquisition of Atlantic Bank of New York by New York Commercial Bank, continued to serve as president and chief executive officer during the post-closing transition. From 1996 to 2000, Mr. O’Brien was vice chairman and a board member of North Fork Bank and North Fork Bancorporation, Inc. Mr. O’Brien began his career at North Side Savings Bank in 1977, where he worked until 1996, becoming chairman, president and chief executive officer in 1985. Mr. O’Brien served as a director of the Federal Home Loan Bank (the “FHLB”) of New York from 2008 to 2012 and served as chairman of the New York Bankers Association in 2007. Mr. O’Brien is currently trustee and chairman of the board of Prudential Insurance Company of America $200 Billion Annuity Fund Complex, and vice-chairman of the board and chairman of the finance committee of ArchCare and Catholic Healthcare Foundation for the Archdiocese of New York. Mr. O’Brien received a B.A. in Political Science from Niagara University in 1972 and an M.B.A. from Iona College in 1982.
Our Board of Directors believes that Mr. O’Brien should serve as a director because of his extensive management experience in the banking industry.
Peggy Daitch, Director. Ms. Daitch has served as a member of our Board of Directors since December 2019. Ms. Daitch brings over 40 years of experience as a highly respected and recognized advertising and marketing executive, innovative thinker and community leader. After leaving General Motors’ largest advertising agency (D’Arcy Masius Benton & Bowles) as a Vice President, she spent the majority of her career with Condé Nast (1987–2008), where she was a Vice President and the leader of Detroit’s Condé Nast office representing, at its peak, 29 of America’s most celebrated magazine titles and websites including Vogue, Vanity Fair, The New Yorker, Golf Digest, Architectural Digest, Wired, Bon Appetit, epicurious.com and wired.com. She has also represented titles from Hearst Corporation, National Geographic and other leading media companies. After retiring from advertising in 2016, Ms. Daitch pivoted to a new role at Strategic Philanthropy, Ltd., stewarding the 20-year philanthropic advisory firm’s growth in Michigan. Immediately prior to this position, Ms. Daitch served as a Partner of Aperture Media Group from 2010 to 2016. Ms. Daitch was the first woman to be president of the Adcraft Club of Detroit, the world’s largest advertising club. She has been honored with The Advertising Woman of the Year Award and has been inducted into the Adcraft Hall of Fame. She is currently retired. She serves on the Board of Governors of Cranbrook Academy of Art and Museum. She is a past president of Hebrew Free Loan of Metropolitan Detroit and has held board positions with the Jewish Federation of Metropolitan Detroit, Franklin Hills Country Club, the Detroit Institute of Arts Founders Junior Council, the Michigan Arts Foundation, CATCH, Jewish Ensemble Theater and others. Ms. Daitch’s skills in strategic planning and effective decision making come from a rich background in corporate leadership, board leadership, board governance and board service. Ms. Daitch is a graduate of the University of Michigan.
Our Board of Directors believes that Ms. Daitch should serve as a director because of her experience as an executive and her highly respected reputation as an innovative thinker and leader.
Tracey Dedrick, Director. Ms. Dedrick has served as a member of our Board of Directors since 2020. Ms. Dedrick brings over 40 years of experience in the financial services industry to the Board. She is a former Executive Vice President and Head of Enterprise Risk Management for Santander Holdings U.S., where she was responsible for enterprise risk, operational risk and market risk for the Americas from September 2016 until her retirement in 2017. Prior to that role, Ms. Dedrick was Executive Vice President and Chief Risk Officer at Hudson City Bancorp from July 2011 until November 2015 and served with its successor, M&T Bank, from November 2015 to February 2016. From January 2010 to February 2011, Ms. Dedrick served as the Treasurer of PineBridge Investments, an asset management company with $83 billion in assets under management. Prior to this, Ms. Dedrick was employed by MetLife, the largest insurance provider in the United States, where she served as Vice President and Assistant Treasurer from June 2001 until July 2004, Vice President and Head of Investor Relations from July 2004 until July 2007 and then served as the Senior Vice President and Head of Market Risk from July 2007 until September 2009. Ms. Dedrick currently serves on the board of directors of First BanCorp., where she is also the Chair of First BanCorp.’s Risk Committee. Additionally, Ms. Dedrick has served as a board member of ISACA, a global Information Security industry association since 2019. She currently serves as Chair of its Nominating and Governance Committee, Chair of its Ethics Committee, and Vice Chair of the Audit & Risk Committee and a member of the Compensation & Talent Management Committee. Ms. Dedrick previously served as a board member of Fieldpoint Private, a private wealth management firm. Ms. Dedrick obtained her Bachelor of Arts in Economics from the University of Minnesota—Twin Cities.
Our Board of Directors believes that Ms. Dedrick should serve as a director because of her relevant experience in the financial services industry, particularly in enterprise risk management and treasury functions.
Michael Donahue, Director. Mr. Donahue has served as a member of our Board of Directors since 2022. Mr. Donahue brings to the Board of Directors a wealth of legal and banking experience in the financial services industry. Mr. Donahue is a former Global Head of Securitization for BNP Paribas, arranging short- and long-term financing, both on and off-balance sheet, for corporate and bank clients through the commercial paper and debt capital markets with teams based in New York, London, Paris, Milan, and Tokyo. Prior to joining BNP Paribas, Mr. Donahue was a Senior Managing Director for Merrill Lynch in London where he co-head the group charged with executing all transactions involving structured debt and collateralized loan/bond/debt obligations. Before that, Mr. Donahue was a Director and Deputy Head of Deutsche Bank AG’s European Securitization Group, a practice he co-founded and helped grow into the leading securitization group in Europe with an emphasis on regulatory capital relief. Before joining Deutsche Bank, Mr. Donahue was an associate in Lehman Brothers’ Mortgage Finance Group. Mr. Donahue began his Wall Street career as an associate attorney in the capital markets practice at the law firm of Cadwalader, Wickersham and Taft. Since leaving BNP Paribas in 2005, Mr. Donahue has focused on his personal investments including most recently the growing of a portfolio of renovated single-family homes for rent subsidized tenants in Chicago. Mr. Donahue has a B.S. in business management from the University of Maryland and a J.D. from Cornell Law School and is admitted to the New York Bar.

Our Board of Directors believes that Mr. Donahue should serve as a director because of his extensive experience in the financial and banking industries.
Steven E. Gallotta, Director. Mr. Gallotta has served as a member of our Board of Directors since 2020. Mr. Gallotta brings over 35 years of financial reporting and assurance experience in the financial services industry to the Board of Directors. Mr. Gallotta spent the majority of his career at KPMG, from 1975 until his mandatory retirement from the firm in 2013. He became an audit partner in the New York Financial Services Practice of KPMG in 1986, serving all types of financial institutions, including depository institutions. During this time, Mr. Gallotta also served as an Advisory partner in KPMG’s Office of General Counsel. Mr. Gallotta has been a certified public accountant licensed in New York since 1979. He also was on the Board of St. Patrick’s Nursing Home in the Bronx, New York from 2016 until 2022. He obtained his Bachelor of Business Administration from Iona College. He is both a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Our Board of Directors believes that Mr. Gallotta should serve as a director because of his extensive experience in the business and financial world, as well as his particular expertise in U.S. Securities and Exchange Commission (the “SEC”) matters and accounting and management issues.
Denny Kim, Director. Mr. Kim has served as a member of our Board of Directors since 2020. Mr. Kim brings over 20 years of financial experience to the Board of Directors. Mr. Kim is the Founder of Whale Point Capital, a private investment firm focused exclusively on the financial services & FinTech industries and Managing Principal of 7911 Partners, a private investment and advisory firm he founded in 2019. Previously, Mr. Kim was a senior investment professional and Investment Committee Member at WL Ross & Co., a private equity firm founded by former U.S. Commerce Secretary Wilbur L. Ross, where he specialized in financial services investments from 2010-2018. Prior to WL Ross & Co., Mr. Kim worked at J.C. Flowers & Co., a private equity firm dedicated to investing globally in the financial services industry. Mr. Kim began his career at Credit Suisse First Boston’s Investment Banking Division, where he advised on mergers, acquisitions and capital raising initiatives for financial institutions. Mr. Kim previously served as a member of the board of directors of Talmer Bancorp, Inc., a board observer at Sun Bancorp, Inc. and Advisor at Gemspring Capital. Mr. Kim earned a Bachelor of Arts degree from Northwestern University and an MBA from Tuck School of Business at Dartmouth.
Our Board of Directors believes that Mr. Kim should serve as a director because of his extensive experience in the business world, as well as his particular expertise in advisory and investment services.
Christine Meredith, Director, Senior Executive Vice President and Chief Operating Officer. Ms. Meredith was elected to our Board of Directors effective April 1, 2024. Ms. Meredith served as the Company’s and the Bank’s Chief Risk Officer from February 2020 until her promotion to Chief Operating Officer effective April 1, 2024. In July 2023 she was promoted to Senior Executive Vice President. Ms. Meredith has over 25 years of experience as banker, regulator, and consultant to the financial services industry. Prior to joining the Company, Ms. Meredith served as Senior Vice President and Director of Enterprise Risk Management at Columbia Banking System from 2010 through 2020. Its subsidiary, Columbia Bank, was a regional bank based in Tacoma, Washington. Ms. Meredith served as a Risk Management Examiner with the Federal Deposit Insurance Corporation in Seattle, Washington from 2009 to 2010, with a focus on credit and financial risk reviews. Ms. Meredith worked with Washington Mutual from 2003 to 2008 in various capacities including enterprise risk management, commercial real estate product development, and regulatory implementation. Ms. Meredith was a consultant with the Secura Group, a boutique financial services consulting firm based in Washington, DC, from 2002 to 2003, and previously from 1996 to 1998. Ms. Meredith worked for Arthur Andersen in Los Angeles, California as a Business Process Consultant from 2000 to 2002. In 2000, Ms. Meredith was commissioned as a Safety and Soundness Examiner for the Federal Reserve’s Twelfth District in San Francisco, California, where she conducted risk management, compliance, trust, and information technology examinations.
Ms. Meredith is a member of the American Bankers Association’s Certified Enterprise Risk Professionals Board. Previously, she served on the Mid-Tier Bank and Enterprise Risk Management Councils for the Risk Management Association. Ms. Meredith also served as Chair of the Enterprise Risk Management Committee for the Washington Bankers Association. Ms. Meredith received her Bachelor of Science degree in Finance from Georgetown University.
Our Board of Directors believes that Ms. Meredith should serve as a director because of her extensive experience in risk management and regulatory compliance in the banking industry.

Eboh Okorie, Director. Mr. Okorie has served as a member of our Board of Directors since 2022. Mr. Okorie brings over 30 years of experience in the financial services industry to the Board. Mr. Okorie serves as President and CEO of Windy Hill Capital, a financial consulting firm providing expertise in the areas of financial and banking regulatory compliance, risk management, and financial instrument analysis. Mr. Okorie has also served as commissioner of town planning and infrastructural Development in Abia State, Nigeria. He also served as a Commissioner for Lands and Survey also in Abia State, Nigeria from 2013 to 2015. Mr. Okorie was a member of the board/governing council of the Nigerian Investment Promotion Commission (“NIPC”) in Abuja, Nigeria from 2013 to 2016. The NIPC is responsible for promoting and coordinating investment, including foreign direct investments in the Nigerian economy. Prior to these roles, Mr. Okorie served as Vice President and director of compliance risk at Atlantic Bank of New York from 2001 to 2007 and as Vice President and director of compliance at North Side Savings Bank from 1994 to 1996. Mr. Okorie also has experience as Senior Examiner/Regulator for the Federal Reserve Bank, the Office of Thrift Supervision, and the Federal Home Loan Bank of New York and Topeka, Kansas. Mr. Okorie has a B.A. and M.B.A. from the University of Kansas.
Our Board of Directors believes that Mr. Okorie should serve as a director because of his extensive experience in bank regulatory compliance.
Benjamin J. Wineman, Director. Mr. Wineman has served as a member of our Board of Directors since 2013. Mr. Wineman has over 25 years of extensive commercial real estate and financial experience. Currently, Mr. Wineman is a Principal and Managing Broker at Mid-America Real Estate Corporation, where he has worked since July 2001. Mid-America is based in Chicago, Illinois, and is one of the companies within Mid-America Real Estate Group, a midwestern full service retail real estate organization with offices in Chicago, Detroit, Milwaukee, and Minneapolis. Mr. Wineman co-leads Mid-America’s Retail Investment Sales Group, focusing specifically on the disposition of shopping centers and retail properties throughout the greater Midwest region for institutional, REIT, and private owners. Prior to employment with Mid-America, Mr. Wineman worked at LaSalle Investment Management as a Financial Analyst in the Private Equity Acquisitions Group, where he was responsible for the valuation, due diligence, and closing of commercial real estate transactions on behalf of its institutional pension fund clients from 1998 to 2001. Within the International Council of Shopping Centers, he is a member of the Illinois State Committee and the Government Relations National Economic Policy Sub-Committee. Within the community, Mr. Wineman is a member of the Executive Committee of the Harold E. Eisenberg Foundation and is a sustaining member of the Ravinia Festival Associates Board (having served as board President from 2017-2019). Mr. Wineman graduated from DePauw University in 1998 with a Bachelor of Arts Degree.
Our Board of Directors believes that Mr. Wineman should serve as a director because of his extensive commercial real estate and financial experience.
Board Diversity
The following table sets forth the diversity of our Board of Directors as of April 4, 2024:
Board Diversity Matrix (as of April 4, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	1	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—

In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. Military. We are proud to report that one of our directors is a military veteran.

Legal Proceedings
Previously, the Bank was under formal investigation by the Office of the Comptroller of the Currency (the “OCC”) relating primarily to certain aspects of its Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) compliance program as well as the Bank’s credit administration, including its former residential loan product, marketed as the Advantage Loan Program. The Bank was also subject to a publicly available formal agreement with the OCC (the “OCC Agreement”), relating primarily to certain aspects of the Bank’s BSA/AML compliance program and credit administration. The OCC Agreement was entered into in June of 2019, and Mr. Wineman, acting as a director at that time, signed the OCC Agreement in such capacity. In September, 2022, the Company entered into a Consent Order with the OCC, signed by each of the current directors acting in their capacity as the directors of the Bank, resolving the OCC’s investigation, which represented a full and final settlement of the OCC investigation with respect to the Bank. Pursuant to that Consent Order, the Bank paid a civil money penalty of $6.0 million. The OCC also notified the Bank that the OCC Agreement was terminated.
On July 19, 2023, the United States District Court for the Eastern District of Michigan approved the Company’s Plea Agreement (the “Plea Agreement”) with the Department of Justice (the “DOJ”), resolving the DOJ’s investigation focused on the Bank’s Advantage Loan Program and related issues, including residential lending practices and public disclosures about that program contained in the Company's filings with the SEC. Under the Plea Agreement, the Company pleaded guilty to one count of securities fraud primarily relating to disclosures with respect to the Advantage Loan Program contained in the Company’s 2017 IPO Registration Statement and its immediately following Annual Reports on Form 10-K filed in March 2018 and March 2019. Consistent with the Plea Agreement, the sentence issued by the court required the Company to pay $27.2 million in restitution for the benefit of non-insider victim shareholders; further enhance its compliance program and internal controls with respect to securities law compliance; and provide periodic reports to the DOJ with respect to compliance matters. The restitution amount was paid by the Company in the third quarter of 2023 and will be administered by a special master appointed by the court. No criminal fine was imposed. The Company’s obligations under the Plea Agreement are generally effective for three years. This resolution releases the Company, as well as the Bank, from further prosecution for securities fraud and underlying mortgage fraud in the Advantage Loan Program.
On October 7, 2022, the Company and the Bank commenced an action against the Bank’s founder and controlling shareholder, and other nominal defendants, in the United States District Court for the Eastern District of Michigan styled Sterling Bank and Trust, F.S.B. and Sterling Bancorp, Inc. vs. Scott Seligman, et al., No. 2:22-cv-12398-SFC-DRG (E.D. Mich.). The complaint alleges that Mr. Seligman breached his fiduciary duties to the Company and the Bank by, among other actions and inactions, using his controlling position to develop and direct the Bank’s now-discontinued Advantage Loan Program to advance his own interests and unjustly enrich himself at the expense of the Company, the Bank and the Company’s minority shareholders. The complaint seeks to recover compensatory and other damages, disgorgement of certain monies and injunctive relief. On January 30, 2023, Mr. Seligman and the nominal defendants moved to dismiss the case. The Company and the Bank filed their opposition motions on March 13, 2023, and Mr. Seligman and the nominal defendants filed a reply brief on April 13, 2023. The court held a hearing to consider the plaintiff’s motion to dismiss on October 30, 2023, the outcome of which is pending. There is no assurance that we will be successful in any final adjudication of this case, that any remedy would be adequate in the event we are successful in the adjudication or that we would achieve an acceptable settlement.
Board of Directors Meetings
All directors are expected to attend all meetings of the Board of Directors and committees of the Board of Directors on which they serve. All directors currently serving on the Board of Directors also serve on the board of directors of the Bank, other than Ms. Meredith whose appointment as a director of the Bank will be effective upon the receipt of all appropriate regulatory approvals and non-objections. The board of directors of the Bank met eleven (11) times in 2023. The Board of Directors met thirteen (13) times in 2023. All incumbent directors attended more than seventy-five percent (75%) of the aggregate number of all meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2023. The Company’s independent directors meet at least quarterly in executive session without management present.
Board of Directors Committee Membership
Current membership of the standing committees of the Board of Directors are shown in the table below.
Name	Age	Position(s) With the Company	Nominating & Corporate Governance	Executive Compensation	Audit	Risk	Ethics & Compliance
Mr. O’Brien	73	Chairman, President and Chief Executive Officer
Ms. Daitch	77	Director	Member	Member			Chairperson
Ms. Dedrick	67	Lead Independent Director	Chairperson			Chairperson	Member
Mr. Donahue	62	Director		Chairperson	Member
Mr. Gallotta	70	Director			Chairperson	Member
Mr. Kim	44	Director	Member	Member		Member	Member
Ms. Meredith	50	Director, Senior Executive Vice President and Chief Operating Officer
Mr. Okorie	71	Director				Member	Member
Mr. Wineman	48	Director			Member
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	appoints, evaluates and determines the compensation of our independent auditors;
•	meets with our independent auditors and management to review the scope of each annual audit and audit procedures to be utilized;
•
reviews and discusses with the Chief Financial Officer, the Controller and other appropriate members of management and the independent auditors the Company’s consolidated annual audited financial statements and related notes;

•
reviews with management annual and quarterly earnings press releases and related Current Report on Form 8-K filed to report material non-public information regarding the Company’s results of operations or financial condition for each annual or quarterly fiscal period;

•
investigates and, if necessary, retains outside experts with respect to any complaints or concerns regarding accounting, internal accounting controls or auditing matters that are brought to the attention of the Audit Committee;

•
reviews and approves all transactions between the Company and related persons which are required to be reported under applicable SEC regulations and any other potential conflict of interest situations on an ongoing basis, and develops policies and procedures for the Audit Committee’s approval of related party transactions;

•	evaluates the Audit Committee’s and individual members’ performance and effectiveness; and
•	consults periodically with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.
The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.
The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the Nasdaq Capital Market (“Nasdaq”) for audit committees. Steven E. Gallotta serves as the Company’s “audit committee financial expert” as such term is defined in applicable SEC regulations.
The Audit Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview. The Audit Committee held seven (7) meetings in 2023.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Nominating Committee:
•	develops and recommends to the Board of Directors criteria for the selection of candidates for election as directors;
•
when required or advisable, leads the search for individuals qualified to serve on the Board of Directors, including appropriate consideration of candidates recommended by shareholders, management and directors;

•	is responsible for a succession plan for, and when required, the search and recruiting of a Chief Executive Officer;
•
recommends to the Board of Directors a slate of persons to be considered as nominees of the Board of Directors for election to the Board of Directors and for whom the Board of Directors will solicit proxies;

•
periodically reviews and makes recommendations to the Board of Directors on the Board of Director policies and practices relating to corporate governance, independence of directors, stock ownership of directors, attendance, conflicts of interest, ethics, and business conduct; and

•	determines, reviews and oversees policies and procedures to facilitate and review shareholder communications to the Board of Directors.
When evaluating nominees for director, the Nominating Committee considers the skills a nominee could offer the Company, as well as business experience, how the nominee fits into the Company’s core values, professional and personal integrity, policy-making experience and strategic planning skills, among other traits. Pursuant to the Company’s Corporate Governance Guidelines, the Nominating Committee will give appropriate consideration of candidates recommended by shareholders and the procedure for shareholder nominations is set forth in the Company’s Bylaws and described under “Shareholder Proposals for the 2025 Annual Meeting—Deadline for Shareholder Proposals and Director Nominations to be Brought Before the 2025 Annual Meeting.”
The Nominating Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview. The Nominating Committee held three (3) meetings in 2023. We have determined that all members of our Nominating Committee are considered “independent” under applicable SEC and Nasdaq listing rules.
Executive Compensation Committee
The Executive Compensation Committee (the “Compensation Committee”) is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:
•
reviews and approves (or, if deemed appropriate, makes recommendations to the Board of Directors regarding) corporate performance goals and objectives which are relevant to the compensation of the Company’s executive officers and applicable employees;

•
evaluates and approves (or, if deemed appropriate, makes recommendations to the Board of Directors regarding) the Company’s compensation plans, programs and policies, as well as the modification or termination of existing plans and programs;

•
reviews the Company’s compensation policies and practices for all employees regarding whether any risks arising from the Company’s compensation practices, policies and programs are reasonably likely to have a material adverse effect on the Company; and

•
reviews and oversees succession planning for key management of the Company and sets the compensation for such individuals as well as the compensation of a Chief Executive Officer recruited by the Nominating Committee.

The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview. The Compensation Committee held five (5) meetings in 2023. We have determined that all members of our Compensation Committee are considered “independent” under applicable SEC and Nasdaq listing rules. For additional information of the role of the Compensation Committee and its decisions with respect to 2023 executive compensation, see “Compensation Discussion and Analysis.”
Risk Committee
The Risk Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with regards to the overall risk management programs of the Company. Among other things, the Risk Committee assists the Board of Directors with regards to the Company’s risk management programs as follows:
•	evaluates the Company’s strategic plan as to the nature and magnitude of potential risk exposures;
•	provides an open and ongoing communication forum between management, third parties, and the Board of Directors to discuss risks and risk management;
•
oversees the risk management practices of the Company in relation to the identification, measurement, monitoring, controlling, and reporting of the Company’s principal business risks as defined within the Company’s enterprise risk management framework;

•	serves as the primary oversight committee for specified risk areas, to include strategic, operational, and regulatory risks; and
•
provides secondary oversight for risk areas allocated to other Board of Directors committees such as credit, financial, and reputational risks, including intersections with the Company’s strategic plan and objectives.

The Risk Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview. The Risk Committee held four (4) meetings in 2023.
Ethics and Compliance Committee
The Ethics and Compliance Committee is a standing committee responsible for assisting the Board of Directors in fulfilling its oversight responsibilities regarding the ethics and compliance program of the Company. The Ethics and Compliance Committee assists as follows:
•	promotes ethical and compliance accountability throughout each level of the Company;
•	provides an open and ongoing communication forum between management, third parties, and the Board of Directors to discuss potential ethical issues and/or emerging trends in ethics; and
•
oversees the implementation and ongoing effectiveness of an ethics and compliance culture through all levels of the Company’s operations in conjunction with the various other Board committees and management.

The Ethics and Compliance Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview. The Ethics and Compliance Committee held three (3) meetings in 2023.

CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Prior to the independent directors’ approval of the Company’s Corporate Governance Guidelines in April 2022, the Board of Directors did not have a policy regarding the separation of the roles of Chief Executive Officer and Chairperson of the Board of Directors, as the Board believed it was in the best interests of the Company to make that determination based on the then-current position and direction of the Company and membership of the Board of Directors. The Board believed that having the Chief Executive Officer also fulfill the role of Chairperson of the Board was the most effective and efficient structure given the extraordinary legal and regulatory challenges facing the Company. As the Board has added five (5) new independent directors over the past several years and continues to make substantial progress in managing its legal and regulatory challenges, the Board believes it is in the best interests of the Company to designate a lead independent director when the Chairperson is not an independent director. Under the Company’s Corporate Governance Guidelines, if the Chairperson of the Board is not an independent director, the independent directors will annually select one (1) independent director to serve as the lead independent director (the “Lead Independent Director”), who will act as the liaison between the independent directors and management and between the independent directors and outside advisors, including legal counsel. The independent members of the Board of Directors have selected Tracey Dedrick to serve as the Lead Independent Director. The Lead Independent Director has the following roles:
•	presiding at all meetings of the Board where the chairperson is not present and calling meetings of the independent directors, including executive sessions of the independent directors;
•	providing Board leadership where the Company’s CEO is also the chairperson and such role is or is perceived to be in a conflict of interest with the Company;
•	reviewing and approving Board meeting agendas and schedules for each Board meeting;
•	advising the CEO of the information needs of the Board and approving information sent to the Board;
•	chairing the quarterly executive sessions of the independent directors;
•	meeting with the CEO and chairperson to discuss any matters arising from the executive session and reporting the independent directors’ actions and recommendations to the Board; and
•	serving as interim chairperson if the chairperson is unable to continue to serve in such role.
Corporate Compliance Program
The Company has enhanced its training and compliance program, which is being implemented and supervised by the Company’s Chief Risk Officer and Chief Compliance Officer. Training is mandatory for all directors, officers and employees, and includes function-specific coverage of applicable banking laws and regulations, standard operating procedures, and compliance, as well as standards of business conduct, whistleblower policy, insider trading policies, and manuals or policies concerning legal or ethical standards of conduct to be observed in connection with work performed for the Company.
Under the Plea Agreement with the DOJ, for the period ending three years from the date of the Plea Agreement, the Company is required to review, test, and update its compliance program and internal controls, policies, and procedures and report back to the DOJ periodically. The requirements for the corporate compliance program set forth in the Plea Agreement include, among other things:
•
ensuring that the Company’s directors and senior management provide strong, explicit, and visible support and commitment to the Company’s corporate policy against violations of the securities laws, its compliance policies, and its Code of Business Conduct and Ethics (the “Code of Conduct”);

•	developing and promulgating a clearly articulated and visible corporate policy against violations of the securities laws, memorialized in a written compliance policy or policies;
•
ensuring that the Company has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts;

•
reviewing the Company’s compliance policies and procedures regarding the securities laws no less than annually and updating them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving industry standards;

•
implementing mechanisms designed to ensure that the Company’s Code of Conduct and compliance policies and procedures regarding the securities laws are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners;

•
instituting appropriate disciplinary procedures to address, among other things, violations of the securities laws and the Company’s Code of Conduct and compliance policies and procedures regarding the securities laws by the Company’s directors, officers, and employees;

•
developing and implementing policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate due diligence regarding the securities laws by legal, accounting, and compliance personnel;

•	instituting appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of agents and business partners; and
•
conducting periodic reviews and testing of its Code of Conduct and compliance policies and procedures regarding the securities laws designed to evaluate and improve their effectiveness in preventing and detecting violations of the securities laws and the Company’s Code of Conduct and compliance policies and procedures regarding the securities laws, taking into account relevant developments in the field and evolving industry standards.

Disclosure Committee
In 2022, our Board of Directors created a management-level Disclosure Committee (the “Disclosure Committee”). The Disclosure Committee assists the Company’s Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility to oversee the accuracy, completeness, and timeliness of the public disclosure made by the Company. The Disclosure Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities and is reviewed annually and approved by the Disclosure Committee and the Audit Committee. The Disclosure Committee reports to the Audit Committee.
Family Relationships
There are no family relationships among our directors or executive officers.
Communication with Directors; Attendance at Annual Meetings
The Board of Directors invites shareholders to send written communications to the Board of Directors or any director by mail, c/o Chief Legal Officer and Corporate Secretary, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076. All communications will be compiled by the Company’s Chief Legal Officer and submitted to the Board of Directors or the individual director(s) on a regular basis unless such communications are considered, in the reasonable judgment of the Chief Legal Officer, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.
All directors are expected to attend annual meetings of shareholders, except in cases of extraordinary circumstances. The Company anticipates that all directors will attend the Annual Meeting.
Code of Business Conduct and Ethics
Our Board of Directors adopted a Code of Conduct, which applies to all of our directors, officers and employees. The Ethics and Compliance Committee, with the assistance of the Nominating Committee, is responsible for monitoring compliance with the Code of Conduct, and reports to the Board. The Code of Conduct is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview.
Clawback Policy
The Company has adopted a policy (the “Clawback Policy”), which generally provides that the Board of Directors shall require current and former officers subject to the reporting requirements of Section 16 of the Exchange Act and other employees eligible to receive incentive compensation (the “Covered Persons”) to reimburse or forfeit excess incentive compensation, including equity awards, received by the Covered Person during the three (3) fiscal years preceding the restatement of the Company’s financial statements in the event that the Company issues such a restatement due to material noncompliance with securities laws, regardless of whether such Covered Person engaged in misconduct or was responsible for or contributed to the circumstances requiring the restatement. In addition, if the Board of Directors determines a Covered Person engaged in acts or omissions which involved intentional misconduct, intentional violations of the Company’s written policies or applicable legal or regulatory requirements or fraud, and which contributed to the circumstances requiring the restatement, the Board of Directors shall require the Covered Person to forfeit all of the Covered Person’s incentive compensation received during the three (3) fiscal years preceding the restatement and to reimburse the Company for costs incurred in connection with the restatement. The Clawback Policy also provides that in the event a Covered Person engages in certain detrimental conduct that, in the discretion of the Board of Directors, is likely to cause or has caused material financial, operational or reputational harm to the Company, the Board of Directors may require reimbursement or forfeiture of all of the Covered Person’s incentive compensation received from and after the date on which such conduct occurred. The Board of Directors has discretion to determine the method for recouping any incentive compensation under the Clawback Policy. A copy of the Clawback Policy is attached as an exhibit to the 2023 Annual Report.
Whistleblower Policy
The Company’s Whistleblower Policy is intended to enable employees, customers, vendors, independent contractors, agents, or any other interested party to promptly report good faith complaints or concerns regarding potential or actual violations of applicable laws, regulations or the Company’s policies, including violations of our Code of Conduct. Our senior management, Board of Directors and employees have participated in whistleblower training presentations in connection with our Corporate Governance Enhancements and revised Whistleblower Policy. Our Audit Committee and Ethics and Compliance Committee has oversight over the receipt, retention and treatment of concerns or complaints received by the Company regarding accounting, internal accounting controls, auditing matters, or unethical or illegal behavior. A committee comprised of the Company’s General Counsel, Chief Risk Officer, Chief Auditor, Head of Human Resources and Chief Compliance Officer is responsible for ensuring all whistleblower complaints are appropriately handled. The Whistleblower Policy is available on the Company’s website at investors.sterlingbank.com/corporate-governance/governance-overview.
Insider Trading Policy and Anti-Hedging Policy
We have adopted an Insider Trading Policy that sets forth restrictions on trading in our securities and on providing any material nonpublic information relating to the Company. This policy is applicable to our directors, officers and employees, as well as any other person having access to material nonpublic information of the Company such as consultants and contractors. This policy also applies to the foregoing persons’ family members or others who reside with them, and any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control. This policy was adopted to promote compliance with federal securities laws and applicable Nasdaq requirements. Our Insider Trading Policy allows for purchases or sales of Company securities made in compliance with a written plan that meets the requirements of Rule 10b5-1 of the Exchange Act, and sets forth the applicable trading window periods where directors and designated employees are able to trade in the Company’s securities. Our Insider Trading Policy prohibits all of our directors, officers and employees, as well as any other person having access to material nonpublic information, from entering into certain forms of hedging or monetization transactions that allow such person to lock in much of the value of his or her stock holdings in exchange for all or part of the potential upside appreciation of the Company’s stock, such as zero-cost collars and forward sale contracts. Such transactions allow such person to continue to own the Company’s stock without the full risks and rewards of ownership, which may cause such person to no longer have the same objectives as the Company or other shareholders. Similarly, our Insider Trading Policy prohibits short sales, standing orders and transactions in publicly traded options. Additionally, a director, officer or employee desiring to hold Company securities in a margin account or pledge Company securities as collateral for a loan must notify the Company’s Chief Legal Officer prior to taking such action because a margin sale or foreclosure sale may occur at a time when such person, a pledgor, is aware of nonpublic information or otherwise not permitted to trade in the Company’s stock. Finally, our Insider Trading Policy prohibits the use of derivative securities to separate any financial interest in our Company’s securities from related voting rights and any transaction in the Company’s securities where a reasonable investor would conclude that such transaction is for short-term gain or speculative.

Board of Directors’ Role in Risk Oversight
Our Board of Directors adopts and oversees the implementation of our company-wide risk management framework, which establishes our overall risk appetite and risk management strategy. Risk management refers generally to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. Our enterprise risk management framework seeks to achieve an appropriate balance between risk and return, which is critical to optimizing shareholder value. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including compliance, regulatory, liquidity, interest rate, credit, operational, cyber/technological, legal, strategic, financial and reputational risk exposures. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we may not have appropriately anticipated or identified.
Compliance. Our Board of Directors and management team continue to strive to create a risk-conscious culture that is focused on addressing compliance issues. In 2021, the Board of Directors created a new Risk Committee. See “Proposal No. 1: Election of Directors—Risk Committee” above, for more information on the role and responsibility of the Risk Committee. We hired a Chief Risk Officer in February 2020 to create, implement, improve and administer the risk management programs for the Company. The Chief Risk Officer is responsible for the Company’s risk governance, further developing and maintaining a risk aware culture and implementing risk decision-making into day-to-day operations. The Chief Risk Officer reports directly to the Risk Committee and to the Company’s Chief Executive Officer. In 2021, the Board of Directors also created a new Ethics and Compliance Committee. See “Proposal No. 1: Election of Directors—Ethics and Compliance Committee” above, for more information on the role and responsibility of the Ethics and Compliance Committee. Through the creation of the Risk Committee and Ethics and Compliance Committee, we are focused on, and continually invest in, our risk management and control environment. Our business teams, supported by our risk, compliance, legal, finance and internal audit functions, work together to identify and manage risks applicable to our business, as well as to enhance our control environment.
Culture. Our Board of Directors and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices. The Company’s core values include community, service, integrity and employees working together. We embrace diversity and inclusion, which we believe fosters creativity, innovation and thought leadership through new ideas and perspectives.
Governance and Social Highlights
We are committed to strong corporate governance and social responsibility. We believe this commitment is essential to the long term success of the Company. The bullet points below highlight the ways we invest in corporate governance and social responsibility. All data and statistics are as of December 31, 2023, unless otherwise stated.
Diversity and Inclusion
•	3 out of 9 directors are female as of April 4, 2024
•	3 directors are people of color as of April 4, 2024
•	1 director is Asian as of April 4, 2024
•	1 director is a US Army veteran as of April 4, 2024
•	43% of SVPs and above are female
•	55% of employees are female
•	65% of employees identified within an ethnically diverse group
•	59% of assistant vice presidents or higher level position are female
•	45% of assistant vice presidents or higher level position identified within an ethnically diverse group
Board Governance
•	Lead Independent Director
•	78% of the Board is independent as of April 4, 2024
•	Committees comprised of independent directors as of April 4, 2024
•	Non-classified Board (annual election of directors)

Community Impact
•	Participated $5,000,000 in a $101,280,000 construction loan facility to finance the construction of a 181-unit affordable housing rental project in Concord, CA.
•
Invested $500,000 in a Community Development Financial Institution (“CDFI”) in support of the construction of Accessory Dwelling Units (“ADU”) as a means to increase housing supply, address affordability challenges, and create new rental income streams for low- to moderate-income families. ADU’s have emerged as a viable solution to address housing shortages and provide flexible living spaces for families, caregivers, and multigenerational households.

•
As a member of the Federal Home Loan Bank of Indianapolis, the Bank partnered and sponsored a local not-for-profit housing provider to apply for an affordable housing program grant totaling $500,000 to support the construction of 15 scattered site, single family, permanent supportive housing homes in the Unity Park neighborhood of Pontiac, Michigan.

•	Invested in seven Minority Depository Institutions (“MDI”) totaling $2.4 million. MDI’s serve a vital role of promoting the economic viability of minority and under-served communities.
•
Approximately 220 employees volunteered close to 1,800 hours with 93 nonprofit organizations conducting financial literacy seminars, technical assistance to small businesses, first time homebuyer classes, elder abuse seminars and distribution and packing of foods, benefiting over 287,000 individuals and families.

•
Eight of our employees serve as directors on the board of nonprofits and CDFI’s. Most of these nonprofits and CDFI’s support affordable housing, permanent housing, access to capital for minority owned business, technical assistance for small businesses, workforce and economic development services to diverse communities and affordable healthcare to low-income individuals and families.

Business Conduct
•	Code of Business Conduct and Ethics
•	Whistleblower hotline for anonymous reporting of violations
•	Corporate Governance Guidelines
Work Environment
•
We are committed to providing a workplace that is free of harassment and discrimination by taking proactive measures and providing all employees with non-discrimination and sexual harassment prevention training on an annual basis.

•	We continue to support and provide diversity training to all employees to increase cultural competency and collaboration.
•	We continue to offer over 600 technical and professional development courses and educational reimbursement for approved external training opportunities.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board of Directors. In addition to Mr. O’Brien and Ms. Meredith, set forth below are the current executive officers of the Company and a brief explanation of their principal employment during at least the last five (5) years.
Karen Knott, Executive Vice President and Chief Financial Officer, age 50. Ms. Knott has served as the Company’s Chief Financial Officer since October 1, 2021. She has over 25 years of experience in financial operations and accounting roles with financial institutions. Previously, Ms. Knott served as the Company’s Senior Vice President and Controller since March, 2021 and as Assistant Vice President and Controller of the Bank since 2015. She has served in a variety of other financial roles, including Divisional Controller for Commercial Lending and Staff Accountant, since first joining the Bank in 1998. Before joining the Bank, Ms. Knott began her career in customer service and finance positions at Credit Union ONE and CommonPoint Mortgage Co. Ms. Knott received her Bachelor of Business Administration from Grand Valley State University.
Eleni Willis, Chief Risk Officer, age 49. Ms. Willis was promoted to serve as Chief Risk Officer, effective April 1, 2024. Prior to her promotion, Ms. Willis served as the Company’s Senior Vice President and Deputy Chief Risk Officer since July 2023. Ms. Willis previously served as the Company’s Director of Enterprise Risk Management. Prior to joining the Company in 2021, Ms. Willis served as a Senior Risk Analyst, Enterprise Risk and Compliance of the United Services Automobile Association from May 2021 to November 2021. From September 2017 to May 2021, Ms. Willis held various roles with Umpqua Bank (formerly Columbia Bank), including Vice President, Corporate Enterprise Risk Manager and Vice President, Business Risk Analytics Manager. Before joining Umpqua Bank, Ms. Willis held various roles with Harborstone Credit Union from January 2017 to September 2017, HomeStreet Bank from 2013 to 2017, the Washington State Department of Financial Institutions from 2004 to 2013 and Amplicon Express from 2000 to 2002. Ms. Willis holds a bachelor’s degree from Linfield University and a master’s degree from Washington State University.
Elizabeth M. Keogh, Chief Legal Officer and Corporate Secretary, age 67. Ms. Keogh has served as the Company’s Chief Legal Officer since October 2022. Ms. Keogh also serves as the Corporate Secretary of the Company and, since June 2023, as the Executive Vice President, General Counsel and Corporate Secretary of the Bank. Ms. Keogh has over 35 years’ experience as a practicing attorney with expertise in banking, securities and corporate law and regulation, among other areas. Prior to joining Sterling as an employee, Ms. Keogh was a consultant to the Company from 2020 to 2022 focusing on proxy statement disclosure and other SEC reporting requirements. Since 2009, Ms. Keogh has worked as a self-employed legal consultant and has provided consulting services in respect of numerous transactional, corporate governance and regulatory compliance matters to a variety of financial institutions, including the Company. Prior to establishing her own consulting practice, Ms. Keogh was a corporate attorney for 15 years with the law firms of Thacher Proffitt & Wood and Sonnenschein Nath & Rosenthal, prior to its merger with Denton Wilde Sapte LLP. Ms. Keogh earned a law degree from New York University School of Law and a Bachelor of Arts degree from Fairfield University.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis (“CD&A”) sets forth the Company’s executive compensation philosophy, practices and decisions for the fiscal year 2023 for its named executive officers (“NEOs”) listed below and included in the Summary Compensation Table.
Name	Title Held with the Company During 2023
Thomas M. O’Brien	Chairman, President and Chief Executive Officer
Karen Knott	Executive Vice President, Chief Financial Officer and Treasurer
Christine Meredith[1]	Senior Executive Vice President and Chief Risk Officer
Elizabeth M. Keogh	Chief Legal Officer and Corporate Secretary
Colleen Kimmel[2]	Former Executive Vice President, General Counsel and Corporate Secretary
(1)	Ms. Meredith was promoted to Chief Operating Officer effective April 1, 2024.
(2)	Ms. Kimmel separated from service with the Company and the Bank effective June 16, 2023.
In addition to the CD&A, the compensation and benefits provided to our NEOs in 2023 are set forth below in the Summary Compensation Table and other tables that follow this CD&A, as well as in the footnotes and narrative material that accompany those tables.
Executive Summary
In 2023, we continued to make significant and meaningful progress in our goal to remediate the multiple challenges facing us while also returning to profitability. Our principal focus continued to be managing our outstanding compliance and regulatory issues, government investigations and third-party litigation as well as developing a strong culture of compliance and re-establishing strong credit metrics for potential new lending initiatives.
Some noteworthy milestones involved our work to resolve major regulatory investigations. In July 2023, the Company received final court approval of the Plea Agreement entered into with the Department of Justice (“DOJ”) resolving the DOJ’s investigation of the Bank and the Company relating to the Bank’s former residential loan product, marketed as the Advantage Loan Program, and related matters. The DOJ noted that the current management and Board fully cooperated with the investigation. In addition, on June 20, 2023, the Company received a letter from the Division of Enforcement of the Securities and Exchange Commission (“SEC”) informing the Company that the Division of Enforcement had concluded its investigation of the Company and did not intend to recommend an enforcement action by the SEC against the Company.
There were a number of other items of note that occurred in 2023. In the second quarter of 2023, the Bank completed the sale of $43.5 million of nonperforming and chronically delinquent residential real estate loans primarily consisting of Advantage Loan Program loans. In the third quarter of the year, the Company completed its redemption of all $65 million of its Subordinated Notes, which bore interest at 11% at the time of redemption, partially relieving pressure on our net interest margin. Also in the third quarter, the Bank’s election to become a covered savings association in accordance with federal banking law became effective, allowing us to operate as a commercial bank without being subject to the Qualified Thrift Lender Test that otherwise had required us to hold a substantial portion of our balance sheet in mortgage related assets.
All the above accomplishments are reflective of the significant efforts of the management team led by Mr. O’Brien with the full support of the Board. Mr. O’Brien has been with the Company for almost four (4) years and together with the Board has sought to restore the Company’s financial and regulatory standing, reduce high expenses related to the completion of the aforementioned major projects and successfully conclude the various governmental investigations.
Accomplishments and Challenges for 2023 and First Quarter 2024
Accomplishments
•	Redeemed the subordinated debt
•	Received court approval of the resolution of the DOJ investigation

•	Exceeded all regulatory capital requirements
○	The Company’s Tier 1 leverage ratio at 2023 year-end was 13.95%.
•	Reduced criticized and classified loans during 2023 by 32%
•	Became a covered savings association
•	Significantly improved asset quality
Challenges
•	Costs and requirements of the ongoing compliance efforts and increased regulatory expectations
•	Continued requests for reimbursement of third party costs associated with government investigations of individuals
•	Continue to reduce the volume of classified loans
•	Margin pressure from the prevailing higher interest rate environment
•	Strategic planning in the face of an uncertain economic environment for financial institutions, including the development of new products
•	Restore the Company’s financial standing
Executive Compensation Philosophy
The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders and to promote increases in long-term shareholder value by aligning the financial interests of the Company and its shareholders with the NEOs and other members of executive management. It strives to provide employees with incentives that appropriately balance risk and reward, to be compatible with effective controls and risk management and to be supported by strong corporate governance, including active and effective oversight by the Board of Directors and the Compensation Committee. For 2023, the Compensation Committee once again recognized the significant time and effort required by the executive officers and others to respond to the governmental inquires and investigations, re-establish strong credit metrics, diversify the Company’s overall loan production, exit unproductive or ancillary businesses, resolve problem loans and manage the Company’s excess liquidity.
Pay Mix. Our compensation program for executive officers in 2023 (other than with respect to Mr. O’Brien) consisted of three (3) primary components: (i) base salary; (ii) cash-based annual bonuses; and (iii) equity-based long-term incentive awards. We also offer retirement and other benefits. This is designed to reward executive officers consistent with the goals in the immediately preceding paragraph.
Mr. O’Brien’s Compensation. Mr. O’Brien’s compensation was set at $3,000,000 in his employment agreement at the time he was hired by the Company in 2020. At that time, the Company and the Bank were in the midst of an internal investigation, facing government investigations, pending litigation and significant regulatory scrutiny. The employment agreement entered into was designed to recruit, retain and appropriately motivate Mr. O’Brien to work to resolve these matters and to reward him meaningfully for his work. With the resolution of the remaining government investigations in 2023, the Compensation Committee considered a more traditional compensation structure, with a combination of salary and equity awards, that would be more appropriate for Mr. O’Brien on a going forward basis. With Mr. O’Brien’s consent, his employment agreement was amended in June 2023 to restructure his pay mix to reduce his base salary and provide for a grant of restricted stock. The amendment significantly reduced Mr. O’Brien’s annual base salary from $3,000,000 to $950,000 and included a $2,000,000 restricted stock grant that vests over 18 months as well as the possibility of a discretionary cash incentive compensation grant. The Compensation Committee believes that compensation for Mr. O’Brien consisting of a combination of cash and restricted stock is in the best interests of the Company and the shareholders. Before making its recommendations, the Compensation Committee reviewed and considered details of a comparability analysis and peer group data that was prepared by outside counsel.
The Compensation Committee reviewed two peer groups. The first was the peer group that the Compensation Committee utilized in prior years beginning in 2020 and consisted of banks from certain geographic markets in which the Company operated at that time (“Historical Peer Group”). Three banks from the 2020 peer group were removed from the comparison because they had merged (Bridge Bancorp and Dime Community) or because the 2023 proxy statement had not yet been released by the time of the Compensation Committee review (Preferred Bank). The assets of the banks in the Historical Peer Group range from approximately $2.1 billion to approximately $13.6 billion as of March 31, 2023.
The second peer group was chosen as a group of peers for that of a larger community or regional bank more aligned with the Company’s current status and potential future strategic plan than the Historical Peer Group and more likely able to compete for the services of the Company’s CEO (“New Peer Group”). The assets of the banks in the New Peer Group range from approximately $5.5 billion to approximately $22 billion as of March 31, 2023.
Historical Peer Group	New Peer Group
Bank of Marin Bancorp	Banc of California, Inc.
First Foundation Inc.	Banner Corporation
Hanmi Financial Corporation	Brookline Bancorp Inc.
Heritage Commerce Corp	Central Pacific Financial Corp.
Heritage Financial Corporation	CVB Financial Corp.
Mercantile Bank Corporation	First Foundation Inc.
Northfield Bancorp, Inc.	Flushing Financial Corp
RBB Bancorp	Heritage Commerce Corp
Sierra Bancorp	Heritage Financial Corporation
TriCo Bancshares	Lakeland Bancorp Inc.
Waterstone Financial, Inc.	Luther Burbank Corporation
Westamerica Bancorporation	National Bank Holdings Corporation
Peapack-Gladstone Financial Corporation
TriCo Bancshares
Washington Federal, Inc.
Based on its review of the analysis, the changes recommended by the Compensation Committee to reflect the situation of the Company had the effect of (1) aligning Mr. O’Brien compensation with peer group companies that could compete for his services; (2) benefitting the Company on a parent only basis from a cash point of view as the Company currently bears 2/3 of the costs of Mr. O’Brien’s compensation; (3) providing a $2,000,000 overall cash savings (exclusive of any discretionary bonus); and (4) resulting in a reduction in compensation expense as the cost of the restricted stock grant will be amortized over an 18 month vesting period rather than taken at the time of the grant, which had a favorable impact on the Company’s income statement. In determining the amount of the restricted stock grant, the Compensation Committee took into consideration the fact that Mr. O’Brien had not been granted any equity awards since being granted 300,000 stock options in connection with his hiring in 2020. See “Executive Compensation—Employment Arrangements—Thomas M. O’Brien” below. Mr. O’Brien was not awarded any cash incentive compensation awards in 2023.
Executive Compensation Process
Role of Compensation Committee. The Compensation Committee is ultimately responsible for all compensation decisions for the NEOs after considering input from management. The Compensation Committee, among other things, oversees the Company’s incentive compensation and equity-based plans and policies and fulfills other responsibilities delegated to the Committee by the Board of Directors.
The Compensation Committee has the authority to select, retain and obtain the advice of a compensation consultant, as necessary, to assist with the execution of its duties and responsibilities set forth in the Compensation Committee Charter. The Compensation Committee did not retain a compensation consultant in 2023.
Role of CEO in Compensation Decisions. The CEO does not attend portions of the Compensation Committee and Board meetings during which his performance is being evaluated and his compensation determined. The CEO does provide recommendations to the Compensation Committee and Board as to the other NEOs compensation based on his evaluation of the NEO’s performance, each NEO’s respective contributions to the remediation of the Company’s and Bank’s outstanding legal and regulatory issues, and his understanding of the compensation of NEOs at similarly sized peer banks. Because traditional performance metrics such as total shareholder value, profitability and growth did not adequately reflect the performance of the NEOs in light of the numerous issues and challenges the Company faced and the Company’s goals of resolving these matters, the role of the CEO in recommending compensation decisions took on greater importance.
Key elements of compensation
Base Salary. The Company seeks to pay a competitive base salary at levels that reflect each executive’s position, individual performance, experience and expertise. Such base salaries are reviewed annually by the Compensation Committee in comparison to the peer group and adjusted as appropriate, with no guarantee of annual increases. Other than with respect to the current CEO, base salaries had historically been lower at the Company as compared to those in its peer group and had originally been targeted to be near the 25th percentile of its peer group. In order to attract and retain qualified executive management, the Compensation Committee has endeavored to increase salaries in order to remain competitive. The Compensation Committee is trying to gradually increase base salaries (except for the CEO) to be closer to the 50th percentile of its peer group but recognizes that this process cannot be done in one year. The base salary increases below reflect this viewpoint.
Name	2022 Base Salary Rate	2023 Base Salary Rate)	% Increase (Decrease)
Thomas M. O’Brien	$3,000,000	$950,000	(68)%
Karen Knott	$300,000	$325,000	8%
Christine Meredith	$290,000	$350,000	21%
Elizabeth M. Keogh	$325,000	$325,000	0%
Colleen Kimmel	$280,000	$280,000	0%
As discussed under Executive Compensation Philosophy – Mr. O’Brien’s Compensation, Mr. O’Brien’s compensation for 2023 was restructured pursuant to an amendment to his employment agreement and his base salary was reduced to $950,000. See “Executive Compensation—Employment Arrangements—Thomas M. O’Brien” below. Ms. Knott and Ms. Meredith received a merit increase in annual base salary in 2023 to $325,000, effective July 2023. Ms. Meredith also received an additional promotion increase in base salary to $350,000 upon her promotion to Senior Executive Vice President in July 2023. Each of Ms. Keogh’s and Ms. Kimmel’s base salary for 2023 remained unchanged at $325,000 and $280,000 respectively.
Annual Cash Incentive Compensation
In May 2023, Ms. Knott and Ms. Meredith each received a discretionary cash bonus of $50,000. Ms. Keogh received a discretionary cash bonus of $20,000 in 2023 and Mr. O’Brien did not receive a cash bonus in 2023. The cash bonuses granted to the NEOs in 2023 reflect the Committee’s decision to reward the continued efforts of the management team to remediate the numerous problems facing the Company but also reflect the Compensation Committee’s decision to rely more heavily on long term incentive grants in the form of restricted stock awards to compensate its executive officers, which the Committee believes serves to better align the interests of the NEOs with that of the Company’s shareholders. Ms. Kimmel received a discretionary cash bonus of $50,000 for 2022 which was awarded and paid in 2023.
Equity grants
Long-term incentive grants for executive officers serve to promote the interests of the Company by providing such executives with additional incentives to remain with the Company, to increase their effort to make the Company more successful and to reward such executives by providing an opportunity to acquire shares of common stock on favorable terms and to attract and retain the best available personnel. Such equity awards serve to align the interests of the executive officers with that of shareholders. Under the 2020 Omnibus Equity Incentive Plan, the Company can award a variety of equity awards, including stock options and restricted stock. The Company believes these grants support its business objectives and, as to restricted stock awards, are an effective retention vehicle with limited downside risk. The Compensation Committee discussed equity awards for executive management at the beginning of the fiscal year and in making its decisions reviewed the condition of the Bank, the competitive landscape of the Company and the institutional knowledge of executive management. The Compensation Committee wanted to rely more heavily on long-term executive grants for the executive officers as opposed to cash incentives. The goal was to grant awards that would properly compensate the NEOs for their efforts in difficult conditions while also serving as a retention tool. Mr. O’Brien received a $2,000,000 award of restricted stock in 2023 vesting over 18 months. The amount of restricted stock awards for the other NEOs was substantially increased from awards for the prior year which reflects the Compensation Committee’s decision to continue to rely more heavily on stock awards in the total compensation package for executive officers and for its use as a long-term retention vehicle. The table below sets forth the restricted stock awards for the NEOs for 2023. The restricted stock award to Mr. O’Brien vests over 18 months with 33% vesting on each of January 2, 2024 and July 2, 2024, and 34% vesting on January 2, 2025. The restricted stock awards for the other NEOs vest over five (5) years with vesting beginning in year three with 33% vesting in the third and fourth year after the date of the grant and 34% vesting after the fifth year after the date of grant. No option awards were granted to the NEOs in 2023.
2023 Long Term Incentive Grants
Name	Options	RSAs	Grant Date	Number of Options	Grant Value of options	Number of RSAs	Grant Value of RSAs
O’Brien	0%	100%	6/22/23	—	—	366,973	$2,000,003
Knott	0%	100%	5/31/23	—	—	100,200	$499,998
Meredith	0%	100%	5/31/23	—	—	100,200	$499,998
Keogh	0%	100%	5/31/23	—	—	100,200	$499,998
Kimmel	0%	0%	—	—	—	0	$—
Upon Ms. Kimmel’s separation from service, she forfeited all previously granted but unvested restricted stock. On account of her separation from service, Ms. Kimmel received a payment under the severance plan, as described below.
Payments Upon Termination of Service or Change of Control.
Severance Agreements. As the government investigations were resolved, the need for protections provided by a change of control agreement and the benefits that such an agreement affords to individuals became much more meaningful. In 2023, the Company entered into Change of Control Agreements with each of Mr. O’Brien and Ms. Keogh. These Change of Control Agreements are similar to the agreement the Company had previously agreed to with Ms. Meredith in connection with her original hiring. Pursuant to the terms of a Change of Control Agreement between the Company and Mr. O’Brien, Ms. Meredith, and Ms. Keogh, respectively, each of Mr. O’Brien, Ms. Meredith and Ms. Keogh may be entitled to certain payments in the event of a change of control of the Company. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Employment Arrangements—Thomas M. O’Brien, Christine Meredith and Elizabeth M. Keogh” below.
The Bank has a nondiscriminatory severance payment plan (the “Severance Plan”) applicable to all employees, other than those who have individual severance agreements, that provides for payment of severance benefits upon the occurrence of certain involuntary termination events. Under the Severance Plan, Ms. Knott would be entitled to payments thereunder upon the occurrence of certain involuntary termination events. These payments would be on the same terms and conditions as for all other eligible employees. Mr. O’Brien, Ms. Keogh and Ms. Meredith are not entitled to these benefits because of their respective Change of Control Agreements. Ms. Kimmel received a severance payment of $59,231 following her separation from service. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Employment Arrangements—Severance Plan” below.
Perquisites. Mr. O’Brien received a travel reimbursement of $4,528, a car allowance of $6,319 and an apartment allowance of $19,166 for 2023, all in accordance with the terms of his employment agreement. Ms. Keogh received a travel reimbursement of $19,665 for 2023, in accordance with the terms of her offer letter.
Other Compensation. In addition to the compensation components listed above, the NEOs are eligible to participate in the Company’s broad-based employee plans such as medical, dental, vision, disability and the 401(k) plan with a Company matching contribution, which is described in more detail in “Executive Compensation—Defined Contribution Retirement Plan” below. Each NEO was eligible to participate in the Company’s employee term life insurance policy during the 2023 fiscal year at no cost to the employee with such death benefit equal to two times current annual base salary, up to a maximum death benefit of $500,000. NEOs may also purchase additional life insurance for themselves and their spouse and dependents (up to a maximum death benefit of $500,000 for themselves) on the same terms and conditions as other employees.
Clawback Policy
The Clawback Policy was originally adopted in 2020, was amended in 2023 to comply with the Nasdaq listing standards as mandated by the SEC. The updated Clawback Policy, which requires recoupment of certain cash and equity incentive compensation from executive officers in the event of an accounting restatement and allows recoupment in the event of detrimental conduct, applies to incentive-based compensation received on or after October 2, 2023. See “Corporate Governance—Clawback Policy” above. A copy of the Clawback Policy is attached as an exhibit to the 2023 Annual Report.
Risk Assessment
The charter for the Compensation Committee provides that it is responsible for reviewing the Company’s compensation policies and practices for all employees regarding whether any risks arising from the Company’s compensation practices, policies and programs are reasonably likely to have a material adverse effect on the Company. Day-to-day risk management is the responsibility of management. In the fourth quarter of 2022, a full scope review of the Incentive Compensation Risk Assessment was conducted by the Bank’s Enterprise Risk Management (“ERM”) department with the assistance of the Human Resources and Legal departments. The risk assessment found that management has demonstrated its ability to mitigate the inherent risks within the incentive compensation program and has been able to steer employees towards desired activities while also balancing it with desired risk-taking behaviors. The design and development of all incentive compensation plans was done in collaboration with risk management personnel and any design concerns were addressed.
The Retail Incentive Compensation Plan was revised in March 2023 to incorporate changes suggested by the ERM department which consisted mostly of changes to measurements and how the program is defined and communicated to employees. Previously, in March 2021, the Compensation Committee implemented a compensation program for both residential and commercial loan officers to mitigate risks identified in the Internal Review. The Bank no longer has residential loan officers. Compensation for the commercial lending staff is comprised of salary with an annual variable compensation component. Variable compensation for commercial loan officers will not exceed a certain percentage of a loan officer’s base salary and is discretionary based on a variety of weighted criteria, including portfolio management, loan production, and corporate compliance. The Compensation Committee is confident that the changes implemented have mitigated the potential for unnecessary risk-taking since their implementation and will continue to do so going forward.
With respect to executive management, the Compensation Committee designed the incentive compensation program for executives to include multiple performance measures with Compensation Committee discretion. Given the Company’s regulatory and legal challenges over the past several years, traditional financial metrics and a purely formulaic approach were not appropriate or relevant. The Compensation Committee believes that its compensation policies and practices for its executive officers do not encourage unnecessary risk taking that is reasonably likely to have a material adverse effect on the Company.
Shareholder Advisory Vote
At our 2023 annual meeting, approximately seventy-nine percent (79%) of our shareholders approved our say-on-pay resolution as to executive compensation disclosed in last year’s proxy statement. The Company believes such vote to be a positive endorsement of its current pay practices and is evidence that its compensation policies have been in the best interest of shareholders. The Company plans to propose a shareholder advisory vote on executive compensation each year and monitor the level of support for each say-on-pay proposal in the future and will consider the results along with other factors as it makes future compensation decisions.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement on Schedule 14A for the Annual Meeting.
Compensation Committee of Sterling Bancorp, Inc.

Michael Donahue, Chairman Peggy Daitch Denny Kim

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation paid or awarded to, or earned by, each of our NEOs for our fiscal years ended December 31, 2023, 2022 and 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(2)(3)	Total ($)
Thomas M. O’Brien, Chief Executive Officer	2023	2,014,423	—	2,000,003	—	—	—	49,813	4,064,239
	2022	3,000,000	—	—	—	—	—	48,707	3,048,707
	2021	3,000,000	—	—	—	—	—	46,531	3,046,531
Karen Knott, Chief Financial Officer	2023	311,538	50,000	499,998	—	—	—	19,800	881,336
	2022	280,770	70,000	100,004	—	—	—	18,300	469,074
	2021	194,566	45,000	39,999	—	—	—	15,061	294,626
Christine Meredith, Senior Executive Vice President and Chief Risk Officer(4)	2023	317,692	50,000	499,998	—	—	—	19,800	887,490
	2022	282,308	70,000	100,004	—	—	—	16,415	468,727
	2021	259,627	60,000	100,001	—	—	—	17,400	437,028
Elizabeth M. Keogh Chief Legal Officer(5)	2023	325,000	20,000	499,998	—	—	—	39,465	884,463
	2022	62,813	—	—	—	—	—	8,684	71,497
Colleen Kimmel, Former Executive Vice President, General Counsel and Corporate Secretary(6)	2023	141,203	50,000	—	—	—	—	65,886	257,089
	2022	276,154	60,000	100,004	—	—	—	18,300	454,458
	2021	264,815	35,000	100,001	—	—	—	17,400	417,216
(1)
Represents the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested. For more information concerning the assumptions used for these calculations, see Note 12 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in our 2023 Annual Report.

(2)
The NEOs are eligible to participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.

(3)	The table below summarizes all other compensation for our NEOs for fiscal years 2021, 2022 and 2023:
All Other Compensation ($)
Officer	2021	2022	2023
Thomas M. O’Brien
Automobile Allowance	6,319	6,319	6,319
Employer Contributions to Defined Contribution Plan (Paid in Stock of the Company for 2021 and 2022 and cash for 2023)	17,400	18,300	19,800
Travel Reimbursement	3,646	4,922	4,528
Apartment Allowance	19,166	19,166	19,166
Total	46,531	48,707	49,813

Karen Knott
Employer Contributions to Defined Contribution Plan (Paid in Stock of the Company for 2021 and 2022 and cash for 2023)	15,061	18,300	19,800
Total	15,061	18,300	19,800

Christine Meredith
Employer Contributions to Defined Contribution Plan (Paid in Stock of the Company for 2021 and 2022 and cash for 2023)	17,400	16,415	19,800
Total	17,400	16,415	19,800

Elizabeth M. Keogh
Employer Contributions to Defined Contribution Plan (Paid in Stock of the Company for 2022 and cash for 2023)	—	2,250	19,800
Travel Reimbursement	—	6,434	19,665
Total	—	8,684	39,465

Colleen Kimmel
Payments under Severance Plan	—	—	59,231
Employer Contributions to Defined Contribution Plan (Paid in Stock of the Company for 2021 and 2022 and cash for 2023)	17,400	18,300	6,655
Total	17,400	18,300	65,886
Total	96,392	110,406	194,764
(4)	Ms. Meredith was promoted to Senior Executive Vice President on July 18, 2023 and Chief Operating Officer effective April 1, 2024.
(5)	Ms. Keogh became an employee and was appointed to the position of Chief Legal Officer of Sterling Bancorp, Inc. on October 24, 2022.
(6)	Ms. Kimmel separated from service on June 16, 2023.

Grants of Plan-Based Awards in 2023
The following table provides information about plan-based awards granted to the named executive officers in 2023, other than Ms. Kimmel who did not receive a grant in 2023:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas M. O’Brien(1)	06/22/2023	—	—	—	—	—	—	366,973	—	—	2,000,003
Karen Knott(2)	05/31/2023	—	—	—	—	—	—	100,200	—	—	499,998
Christine Meredith(2)	05/31/2023	—	—	—	—	—	—	100,200	—	—	499,998
Elizabeth M. Keogh(2)	05/31/2023	—	—	—	—	—	—	100,200	—	—	499,998
(1)	These awards were granted under the 2020 Omnibus Equity Incentive Plan and vest as follows: 121,101 shares on January 2, 2024, 121,101 shares on July 2, 2024, and 124,771 shares on January 2, 2025.
(2)	These awards were granted under the 2020 Omnibus Equity Incentive Plan and vest as follows: 33,066 shares on May 31, 2026, 33,066 shares on May 31, 2027, and 34,068 shares on May 31, 2028.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information on the holdings of equity awards by our named executive officers as of December 31, 2023, other than Ms. Kimmel who forfeited all of her restricted stock and all unexercised stock options upon or following her separation of service.
Name	Option awards					Stock awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units of other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas M. O’Brien(2)	300,000	—	—	4.00	6/5/2030	—	—	—	—
	—	—	—	—	—	366,973	2,117,434	—	—
Karen Knott(3)(4)(5)	2,000	—	—	13.73	3/21/2028	—	—	—	—
	3,115	—	—	10.12	3/1/2029	—	—	—	—
	6,944	—	—	7.10	3/2/2030	—	—	—	—
	—	—	—	—	—	2,704	15,602	—	—
	—	—	—	—	—	9,951	57,417	—	—
	—	—	—	—	—	100,200	578,154	—	—
Christine Meredith(3)(4)(5)	—	—	—	—	—	6,759	38,999	—	—
	—	—	—	—	—	9,951	57,417	—	—
	—	—	—	—	—	100,200	578,154	—	—
Elizabeth M. Keogh(5)	—	—	—	—	—	100,200	578,154	—	—
(1)	Based on the closing price of the Company’s common stock on the Nasdaq on December 29, 2023, which was $5.77.
(2)
On June 22, 2023, Mr. O’Brien received a grant of 366,973 restricted stock awards, which vest as follows: 121,101 shares on January 2, 2024, 121,101 shares on July 2, 2024, and 124,771 shares on January 2, 2025.

(3)
On April 23, 2021, Ms. Knott received a grant of 7,952 restricted stock awards, which vest over a three-year period as follows: 2,624 shares on April 23, 2022, an additional 2,624 shares on April 23, 2023, and the remaining 2,704 shares on April 23, 2024 and Ms. Meredith received a grant of 19,881 restricted stock awards, which vest over a three-year period as follows: 6,561 shares on April 23, 2022, an additional 6,561 shares on April 23, 2023, and the remaining 6,759 shares on April 23, 2024.

(4)
On May 17, 2022, Ms. Knott and Ms. Meredith received grants of 14,926 restricted stock awards, which vest over a three-year period as follows: 4,975 shares on May 17, 2023, an additional 4,975 shares on May 17, 2024, and the remaining 4,976 shares on May 17, 2025.

(5)
On May 31, 2023, Ms. Knott, Ms. Meredith and Ms. Keogh received grants of 100,200 restricted stock awards, which vest as follows: 33,066 shares on May 31, 2026, 33,066 shares on May 31, 2027, and 34,068 shares on May 31, 2028.

No options were exercised by named executive officers in 2023. Shares of restricted stock held by named executive officers were vested in 2023 as follows: an aggregate of 10,841 shares of restricted stock held by Ms. Knott and an aggregate of 13,883 shares of restricted stock held by Ms. Meredith.

Employment Arrangements

Thomas M. O’Brien
The Company entered into an employment agreement with Thomas M. O’Brien dated as of June 1, 2020 (the “O’Brien Employment Agreement”). The O’Brien Employment Agreement provided that Mr. O’Brien’s initial base salary would be $3,000,000 per year. The Board of Directors was required under the O’Brien Employment Agreement to take all actions necessary to appoint Mr. O’Brien as a director of the Company and the Bank, and to the executive committee, if any, of each of the boards of directors of the Company and the Bank, and to nominate him for election by the Company’s shareholders as a member of the Board of Directors.
As an inducement to Mr. O’Brien accepting employment with the Company, pursuant to the O’Brien Employment Agreement, on June 5, 2020 Mr. O’Brien was granted a stock option to purchase 300,000 shares of the Company’s common stock (“Common Stock”; and such option, the “Option”) with an exercise price per share of $4.00, which is equal to the average of the high and the low sales prices of the Common Stock underlying the Option on the date of grant. The Option has a term of ten (10) years unless terminated earlier under the terms of the option agreement. The Option vested as to one-third (1/3) on January 1, 2021 and vested as to one-third (1/3) on June 5, 2021, which is the first anniversary of the date of grant, and vested as to one-third (1/3) on January 1, 2022. In the event of termination of employment other than termination for “cause” (as defined in the O’Brien Employment Agreement), if the Option is exercisable at the time of such termination of employment, it will remain exercisable for three (3) years following termination, provided that Mr. O’Brien remains in compliance with certain terms contained in the O’Brien Employment Agreement. The award was granted pursuant to an option award and is not subject to the Company’s 2017 Omnibus Equity Incentive Plan.
Pursuant to the O’Brien Employment Agreement, Mr. O’Brien received a temporary housing allowance and relocation assistance (which included reimbursement of moving expenses), the payment of a rental allowance on the rental of an apartment and a weekly travel allowance (for travel expenses to Mr. O’Brien’s residence). Mr. O’Brien is also entitled to participate in any employee benefits, fringe benefits, perquisites and business expense reimbursements that the Company or the Bank offers to full-time employees or other members of executive management other than through or related to bank-owned life insurance arrangements. Under the O’Brien Employment Agreement, Mr. O’Brien is also eligible to receive annual equity awards at the discretion of the Company’s Compensation Committee.
The O’Brien Employment Agreement also contains customary non-solicitation, non-competition and non-disclosure provisions.
On June 22, 2023, the Company and Mr. O’Brien entered into an amendment to the O’Brien Employment Agreement (the “O’Brien Employment Agreement Amendment”), pursuant to which Mr. O’Brien’s base salary was revised to a rate of $950,000 per year. Additionally, pursuant to the O’Brien Employment Agreement Amendment, the Compensation Committee may grant Mr. O’Brien a discretionary bonus with respect to calendar year 2023 and thereafter. The amount of any discretionary bonus and the performance criteria, if any, will be determined by the Compensation Committee in its sole discretion. Any such discretionary bonus will be paid on the date in the year following the year to which the bonus relates on which annual bonuses are paid generally by the Company to its senior executives unless otherwise determined by the Compensation Committee, subject to Mr. O’Brien’s continued employment with the Company through the bonus payment date. Mr. O’Brien did not receive a bonus in calendar year 2023.
Concurrent with entering into the O’Brien Employment Agreement, Mr. O’Brien also entered into a stock purchase agreement with the Company (the “Stock Purchase Agreement”), pursuant to which Mr. O’Brien agreed to purchase 300,000 shares of Common Stock directly from the Company with his own funds within twelve (12) months from the date of commencement of his employment. The Stock Purchase Agreement provides that the shares to be purchased will not initially be registered under the Securities Act of 1933, as amended but that Mr. O’Brien will receive customary “piggy-back” registration rights that provide for Mr. O’Brien to add the shares he purchases to future registrations of securities by the Company. In May 2021, Mr. O’Brien purchased from the Company 300,000 unregistered shares of common stock pursuant to the terms of the Stock Purchase Agreement for cash consideration of $1,350,000 or $4.50 per share, the fair market value on the date of sale.
Change of Control Agreements
Mr. O’Brien, Ms. Meredith and Ms. Keogh have entered into change of control agreements with the Company (the “Change of Control Agreements”) on June 22, 2023, March 10, 2021 and June 22, 2023, respectively. The

Change of Control Agreements will remain in effect until the third anniversary of the date of such Change of Control Agreement or, if earlier, the first anniversary of a change of control (as defined in the Change of Control Agreements). Ms. Meredith’s Change of Control Agreement was amended on March 6, 2024 to extend the term for three years.
Under the Change of Control Agreements, if the Bank or the Company terminates the officer’s employment at any time prior to the occurrence of a pending change of control (as defined below) for any reason or for no reason, or if the officer’s employment terminates due to death, the Bank will pay the officer or his/her estate earned but unpaid compensation and benefits due under the terms of benefit plans and programs and compensation plans and programs (including bonuses), if any (the “Standard Entitlements”). If the officer’s employment is terminated at any time for cause (as defined in the Change of Control Agreements) or if the officer resigns without good reason (as defined in the Change of Control Agreement), the Bank will pay the officer the Standard Entitlements.
If the officer’s employment is terminated without cause or if the officer resigns for good reason (as defined in and provided for in the Change of Control Agreement) after a change of control or a pending change of control, the Bank will pay the officer the Standard Entitlements, and, if the termination of employment occurs not later than one (1) year after the change of control, the Company will pay an amount equal to twelve (12) months of base salary paid in a lump sum on the 60th day after termination of employment, subject to a release of claims becoming effective. Currently, Mr. O’Brien’s annual base salary is $950,000, Ms. Meredith’s annual base salary is $350,000 and Ms. Keogh’s annual base salary is $325,000.
If the officer’s employment is terminated due to disability (as defined in the Change of Control Agreement) after a change of control or a pending change of control, the Bank will pay to the officer the Standard Entitlements, and the Company will pay base salary continuation at the annual rate in effect immediately prior to the termination of his/her employment during a period ending on the earliest of (i) one hundred eighty (180) days after the date of termination of his/her employment; (ii) the date on which long-term disability insurance benefits are first payable to him/her under any long-term disability insurance plan covering employees of the Bank; and (iii) the date of his/her death.
The Change of Control Agreements also contains customary non-solicitation, non-competition and non-disclosure provisions. Payments under the Change of Control Agreements are subject to restrictions of specified applicable banking regulatory requirements, as well as to the Company’s Clawback Policy and any other applicable recoupment law or policy.
A “pending change of control” is defined as the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; or the commencement of a tender offer which, if successful, would result in a Change of Control and, in the event that such transaction or tender offer which constituted a pending change of control is terminated before a Change of Control occurs, the pending change of control will be treated as if it had not occurred following such termination.
Equity Incentive Plans
The Company has adopted two equity incentive plans, the Sterling Bancorp, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Omnibus Plan”) and the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Omnibus Plan”, and together with the 2017 Omnibus Plan, the Equity Incentive Plans).
The Equity Incentive Plans provide for grants of stock options, restricted stock, stock appreciation rights and performance awards. The Equity Incentive Plans are administered by the Compensation Committee. The terms and conditions of each award made under the Equity Incentive Plans, including vesting requirements, are set forth consistent with the Equity Incentive Plans in a written agreement with the grantee. Eligible directors, officers and consultants are eligible for grants under the Equity Incentive Plans. In connection with a change of control, as defined in each applicable Equity Incentive Plan, the Compensation Committee may accelerate vesting of stock options made under the applicable Equity Incentive Plan and restricted stock awards will become fully vested.
The purpose of the Equity Incentive Plans is to align the interests of the Company’s executive officers with those of its shareholders and serves to promote the interests of the Company by providing such equity incentives to attract and retain employees, officers and directors. 4,237,100 shares of our common stock were authorized for issuance under the 2017 Omnibus Plan, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration. Following the approval of the 2020 Omnibus Plan, the Company has not and will not issue further awards under the 2017 Omnibus Plan (other than to satisfy awards existing as of the date of shareholder approval).

The Company adopted the 2020 Omnibus Plan in 2020 which was approved by shareholders at the 2020 annual meeting. The reason for the adoption of the 2020 Omnibus Plan was that the Board determined that it was appropriate for future equity awards to be made under a plan reflecting certain changes from the 2017 Omnibus Plan that reflect current market norms and corporate governance standards for equity plans. 3,979,661 shares of our common stock were authorized for issuance under the 2020 Omnibus Plan, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration, of which 2,239,858 shares remain available for issuance and use as of March 21, 2024.
In addition, all awards granted under the 2020 Omnibus Plan are subject to the Sterling Bancorp, Inc. Clawback Policy and any other recoupment policy adopted by the Company and any recoupment requirement imposed under applicable laws.
Defined Contribution Retirement Plan
The Bank maintains a defined contribution retirement plan, the Sterling Bank & Trust 401(k) Plan (the “401(k) Plan”). The 401(k) Plan allows for annual employee pre-tax deferrals or Roth 401(k) contributions and an employer matching contribution up to the lesser of 100% of eligible compensation or the maximum employee deferral permitted under the Internal Revenue Code (in 2023, this was $22,500 and an additional “catch-up” amount of $7,500 for employees over age 50). Under the terms of the 401(k) Plan as in effect in 2020, the Bank made matching contributions in an amount equal to 100% of the lesser of the first 3% of the amount the employee contributed or deferred or 3% of the employee’s base salary during such quarter. The Bank amended the 401(k) Plan effective as of January 1, 2021 to, among other things, increase the employer matching contributions to 100% of the amount contributed or deferred by the participant up to 6%, which will be immediately vested. In addition, the employee matching contributions with respect to the 2021 and 2022 plan years were made in the form of stock of the Company to be held in a unitized stock fund. 401(k) Plan participants may direct that their accounts be moved from the company stock unitized stock fund into other investment options. Pursuant to previously existing instructions, the independent third party administrator of the company stock unitized stock fund has arranged for the sale of Company shares on the open market from the fund to provide additional liquidity for participants accounts to be directed into other investments under the plan. Neither the Company nor any committee, officer or employee of the Company has any input into the decisions of the independent third party administrator, and the administrator has sole discretion, regarding the timing and amount of shares to be sold, with respect to all such sale decisions. The employer matching contribution with respect to the 2023 plan year was made in cash.
Severance Plan
On December 17, 2020, the Bank’s board of directors adopted the Severance Plan, which received regulatory approval on July 9, 2021. Participation in the Severance Plan is generally available to full-time and part-time employees of the Company who have completed a year of service with the Company, the Bank and their subsidiaries and who do not have individual severance arrangements. The Severance Plan provides for a lump sum payment of severance benefits upon the occurrence of certain involuntary termination events. Absent a change in control (as defined in the Severance Plan), the amount of the severance payment is equal to the product of: (i) the employee’s years of service through the severance date and (ii) one (1) week’s base compensation. In the event of a change in control, the amount of the severance payment is equal to the product of: (i) the employee’s years of service through the severance date, and (ii) two (2) weeks’ base compensation. The minimum payment under the Severance Plan is equal to not less than four (4) weeks’ base compensation, and the maximum payment under the Severance Plan is equal to not more than twenty-six (26) weeks’ base compensation, unless an employee’s qualification for the payment is due to a change in control, in which case the maximum payment made to the employee shall not exceed fifty-two (52) weeks’ base compensation. Eligible employees who elect to receive continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 under the Bank's group health care plan will only be required to pay active employee rates for six (6) months, and employees will be compensated for outplacement services for six (6) months. Ms. Knott would be entitled to payments thereunder upon the occurrence of certain involuntary termination events. These payments would be on the same terms and conditions as for all other eligible employees. Mr. O’Brien, Ms. Meredith and Ms. Keogh would not be entitled to payments as a result of their respective Change of Control Agreements. Ms. Kimmel entered into a release of claims and received a payment of $59,231 under the Severance Plan, as well as partial COBRA continuation reimbursements for six (6) months.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon a termination or change in control as of December 31, 2023 for the named executive officers are set forth in the Change in Control and Severance Payments Table below.
The amounts of these payments as of December 31, 2023 for Mr. O’Brien, Ms. Knott, Ms. Meredith and Ms. Keogh are set forth in the Severance Payments Table.
In addition, restricted stock awards become fully vested in the event of a change of control and the Compensation Committee has the discretion to accelerate unvested stock options in the event of a change of control. As of December 31, 2023, the acceleration of the restricted stock awards would have resulted in payments in aggregate values of $2,117,434 to Mr. O’Brien; $651,173 to Ms. Knott; $674,570 to Ms. Meredith; and $578,154 to Ms. Keogh, respectively, in each case, based on the closing price of our common stock as of December 29, 2023 of $5.77. No value would be realized with respect to the options held by Ms. Knott as the exercise price of her unvested options exceeded the closing price of our common stock as of such date. Mr. O’Brien’s stock options are fully vested and would have resulted in payments with an aggregate value of $531,000 under the terms described below.
In connection with her separation from service, Ms. Kimmel entered into a release of claims and received a payment of $59,231 pursuant to the terms of the Severance Plan, as well as partial COBRA continuation reimbursements for six months.
Mr. O’Brien, Ms. Meredith and Ms. Keogh may be entitled to payments under their Change of Control Agreements. If Mr. O’Brien’s, Ms. Meredith’s or Ms. Keogh’s employment is terminated without cause or if Mr. O’Brien, Ms. Meredith or Ms. Keogh resigns for good reason (as defined in and provided for in the applicable Change of Control Agreement) after a change of control or a pending change of control, and the termination of employment occurs not later than one (1) year after the change of control, the Company will pay an amount equal to twelve (12) months of base salary paid in a lump sum on the sixtieth (60th) day after termination of employment, subject to a release of claims becoming effective. Currently, Mr. O’Brien’s annual base salary is $950,000, Ms. Meredith’s annual base salary is $350,000, and Ms. Keogh’s annual base salary is $325,000. If any of Mr. O’Brien’s Ms. Meredith’s or Ms. Keogh’s employment is terminated due to disability (as defined in the applicable Change of Control Agreement) after a change of control or a pending change of control, the Company will pay base salary continuation at the annual rate in effect immediately prior to the termination of employment during a period ending on the earliest of (i) one hundred eighty (180) days after the date of termination of employment; (ii) the date on which long-term disability insurance benefits are first payable under any long-term disability insurance plan covering employees of the Bank; and (iii) the date of death.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2023(1)
	Thomas M. O’Brien	Karen Knott	Christine Meredith(2)	Elizabeth M. Keogh
Termination without Cause - No Change of Control
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Total	—	—	—	—
Disability(3)
Salary Continuation	$468,493	—	$172,603	$160,274
Benefits Continuation	—	—	—	—
Restricted Stock Award Vesting(4)	$2,117,434	$651,173	$674,570	$578,154
Stock Option Payment(5)	$531,000	—	—	—
Total	$3,116,927	$651,173	$847,456	$738,428
Death(6)	—
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Restricted Stock Award Vesting(7)	$2,117,434	$651,173	$674,570	$578,154
Stock Option Payment(8)	$531,000	—	—	—
Total	$2,648,434	$651,173	$674,570	$578,154
Change of Control - No Termination of Employment				—
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Restricted Stock Award Vesting(9)	$2,117,434	$651,173	$674,570	$578,154
Stock Option Payment(10)	$531,000	—	—
Total	$2,648,434	$651,173	$674,570	$578,154
Change of Control - Termination of Employment without Cause				—
Salary Continuation	$950,000	—	$350,000	$325,000
Benefits Continuation	—	—	—	—
Restricted Stock Award Vesting(11)	$2,117,434	$651,173	$674,570	$578,154
Stock Option Payment(12)	$531,000	—	—	—
Total	$3,598,434	$651,173	$1,024,570	$903,154
(1)
Payments under the Severance Plan, are not disclosed in this table, because it does not discriminate, in scope, terms or operation, in favor of executive officers and is available generally to all salaried employees who have completed a year of service with the Company. Ms. Knott’s payments under the Severance Plan, if paid, would be $325,000, which, if included in this table, would result in a total of $976,173.Ms. Kimmel is not included in this table because her separation from service occurred prior to the end of 2023.

(2)
The payments for Mr. O’Brien, Ms. Meredith and Ms. Keogh are subject to their respective Change of Control Agreements described in “Executive Compensation—Potential Payments Upon Termination or Change in Control” above and, with respect to vesting of equity, the applicable equity plan rules. Payments upon Mr. O’Brien’s, Ms. Meredith’s or Ms. Keogh’s disability are only made if the disability is subsequent to a change of control or pending change of control.

(3)	The Company maintains a disability plan which is generally available to all employees, and any payments or benefits under this plan are not disclosed in this table.
(4)	Restricted stock fully vests in the event of a termination of employment by reason of disability.
(5)
Options fully vest in the event an optionee becomes disabled while employed. As of December 31, 2023, other than for the stock option granted to Mr. O’Brien, the exercise price of each option exceeded the closing price of our common stock as of December 29, 2023 of $5.77.

(6)	The Company maintains a life insurance plan that is generally available to all employees, and any payments under this plan are not disclosed in this table.
(7)	Restricted stock fully vests in the event of a termination of employment by reason of death.
(8)	Options fully vest in the event an optionee dies while employed.
(9)	Restricted stock fully vests on the date of a change of control.
(10)	The Compensation Committee has the discretion to provide that options are 100% vested on the date of a change of control.
(11)	Restricted stock fully vests on the date of a change of control.
(12)	The Compensation Committee has the discretion to provide that options are 100% vested on the date of a change of control.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

PAY VERSUS PERFORMANCE
In August 2022, the SEC adopted final rules to require companies to disclose information about the relationship between executive compensation actually paid and certain financial performance of the company. The information below is provided pursuant to Item 402(v) of SEC Regulation S-K with respect to “smaller reporting companies” as that term is defined at Item 10(f)(1) of SEC Regulation S-K.
(a) Year	(b) Summary Compensation Table Total for PEO ($)(1)	(c) Compensation Actually Paid to PEO ($)(2)	(d) Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	(e) Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	(f) Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(5)	(g) Net Income ($)(6)
2023	4,064,239	4,181,670	727,595	752,912	127.09	7,413,000
2022	3,048,707	3,048,707	365,939	304,610	134.14	(14,194,000)
2021	3,046,531	3,165,531	400,137	306,680	126.65	23,390,000
(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. O’Brien (Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. See “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. O’Brien as computed in accordance with Item 402(v)(2)(iii) of SEC Regulation S-K, which prescribes certain specified additions to and subtractions from the amount shown in column (b). In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to Mr. O’Brien’s total compensation for each year to determine the compensation actually paid:

○	For 2023:
•	we subtracted $2,000,003 reflecting the award of restricted stock to Mr. O’Brien during 2023 as disclosed in the column “stock awards” of the Summary Compensation Table; and
•	we added $2,117,434 reflecting the fair value as of the end of 2023 of the restricted stock granted to Mr. O’Brien during 2023.
○	For 2021:
•	we added $121,000 reflecting the change in the fair value during 2021 of options awarded in 2020 that were outstanding and unvested at year end; and
•	we subtracted $2,000 reflecting the change as of the vesting date (from the prior year end) in the fair value of awards granted in 2020 which vested during 2021.
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers as a group (excluding Mr. O’Brien) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. O’Brien) included for purposes of calculating the average amounts in each applicable year are as follows: (a) for 2022 and 2023, Ms. Keogh (who became an employee on October 24, 2022), Ms. Kimmel (who separated from service with the Company and the Bank during 2023), Ms. Knott and Ms. Meredith and (b) for 2021, Ms. Meredith, Ms. Kimmel, Ms. Knott and Stephen Huber (who separated from service with the Company effective October 1, 2021).

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. O’Brien) as computed in accordance with Item 402(v)(2)(iii) of Regulation S-K which prescribes certain specified additions to and subtractions from the amount shown in column (d). In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. O’Brien) for each year to determine the compensation actually paid, using the same methodology described in Note 2 above:

○	For 2023:
•
we subtracted $374,999 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of awards of restricted stock during 2023 as disclosed in the column “stock awards” of the Summary Compensation Table;

•
we added $433,616 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of the fair value of awards of restricted stock granted during 2023 that are outstanding and unvested as of the end of 2023;

•
we subtracted $2,349 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of the change in the fair value during 2023 of restricted stock awarded in prior years that was outstanding and unvested at the end of fiscal 2023;

•
we subtracted $5,510 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) in the change as of the vesting date (from the prior year end) in the fair value of awards granted in prior years which vested during 2022; and

•
we subtracted $25,441 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of awards granted in prior fiscal years for which there was a failure to meet applicable vesting conditions during 2023.

○	For 2022:
•
we subtracted $75,003 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of awards of restricted stock during 2022 as disclosed in the column “stock awards” of the Summary Compensation Table;

•
we added $7,468 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of the change in the fair value during 2022 of restricted stock awarded in prior years that was outstanding and unvested at the end of fiscal 2022; and

•
we added $6,206 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) in the change as of the vesting date (from the prior year end) in the fair value of awards granted in prior years which vested during 2022.

○	For 2021:
•
we subtracted $85,001 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of awards of restricted stock in 2021 as disclosed in the column “stock awards” of the Summary Compensation Table (and the Summary Compensation Table for the 2022 proxy statement);

•
we added $21,697 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of the change in the fair value during 2021 of restricted stock awarded in prior years that was outstanding and unvested at the end of fiscal 2021;

•
we added $2,763 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) in the change as of the vesting date (from the prior year end) in the fair value of awards granted in prior years which vested during 2022; and

•
we subtracted $32,916 reflecting the average for the named executive officers as a group (excluding Mr. O’Brien) of awards granted in prior fiscal years for which there was a failure to meet the applicable vesting conditions during 2021.

(5)
Total Shareholder Return is determined based on the value of an initial fixed investment in the Company’s common stock of $100 on December 31, 2020 and calculated in accordance with Item 201(e) of SEC Regulation S-K.

(6)	The dollar amounts reported in column (g) represent the amount of net income reflected in our consolidated audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
The Compensation Committee of the Board of Directors of the Company does not have a policy or practice regarding evaluating Total Shareholder Return as part of its determination of compensation decisions for the named executive officers. The factors discussed in the “Compensation Discussion and Analysis” section of this proxy statement and the efforts by the Company’s executive officers would be expected to impact the Company’s Total Shareholder Return, and the holding of equity by the Company’s executive officers would be expected to align their interests with those of the Company’s shareholders. As noted in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee takes various factors into account in determining the competitiveness of its executive compensation. Over the past three fiscal years the Compensation Committee has recognized the significant time and effort required by the executive officers and others to respond to the governmental inquires and investigations while continuing to work to resolve the Company’s outstanding compliance issues, re-establish strong credit metrics, diversify the Company’s overall loan production, exit unproductive or ancillary businesses, resolve problem loans and manage the Company’s excess liquidity. As a result of the significant expense incurred in responding to the government investigations, and the cost of the resolutions of the OCC investigation and the DOJ investigation, the Company incurred a significant loss in 2022, so a comparison of executive compensation to Total Shareholder Return over the recent three-year period would not be meaningful. In addition, in order to attract and retain qualified executive management, the Compensation Committee, in 2021 (and in 2020), increased salaries of named executive officers (other than Mr. O’Brien) in order to be closer to the 50th percentile of its peer group. Awards of restricted stock in 2021, 2022 and 2023 to named executive officers (other than Mr. O’Brien) serve to align the interests of the executive officers with that of shareholders.
Mr. O’Brien’s salary was set in his employment agreement when he was hired in 2020 and was reduced in 2023 in connection with an amendment to his employment agreement. As noted in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has taken note of the fact that Mr. O’Brien invested $1.4 million in the purchase of common stock from the Company in 2021, pursuant to the terms of his employment agreement and related stock purchase agreement, thus creating a financial alignment with other shareholders. An award of restricted stock in 2023 to Mr. O’Brien similarly serves to align the interests of Mr. O’Brien with that of shareholders.
All information provided above under the “Pay Versus Performance Information” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Chief Executive Officer Pay Ratio
The Company’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.
The Company identified the median employee by examining 2023 total compensation for all employees of the Company excluding the Chief Executive Officer.
The employee population used to identify the Company’s median employee included all employees of the Company, whether employed on a full-time, part-time or seasonal basis, as of December 31, 2023. The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments or estimates with respect to the employee population or the compensation measure, but it did annualize the compensation for any employees that were not employed by the Company for all of 2023.
After identifying the median employee based on the compensation measure described above, the Company calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein. The median employee was identified as of November 30, 2023, and the chief executive officer to median employee pay ratio was calculated with respect to the annualized compensation for Mr. O’Brien. As illustrated in the table below, in 2023, the Company’s Chief Executive Officer’s annual total compensation was 50.12 times that of the Company’s median employee.
	Chief Executive Officer	Median Employee
2023 Annual Total Compensation	$4,064,239	$81,088
Total Annual Compensation Pay Ratio	50.12	1

DIRECTOR COMPENSATION
2023 Director Compensation Table
The table below sets forth the compensation of each non-employee director in 2023.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Peggy Daitch	86,500	45,675	—	—	—	—	132,175
Tracey Dedrick	104,500	45,675	—	—	—	—	150,175
Michael Donahue	78,500	45,675	—	—	—	—	124,175
Steven E. Gallotta	74,500	45,675	—	—	—	—	120,175
Denny Kim	110,500	45,675	—	—	—	—	156,175
Eboh Duke Okorie	66,500	45,675	—	—	—	—	112,175
Benjamin Wineman	74,500	45,675	—	—	—	—	120,175
Lyle Wolberg	74,500	45,675	—	—	—	—	120,175
Total	670,000	365,400	—	—	—	—	1,035,400
(1)
Represents the grant date fair value of restricted stock awards calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested.

Director Fees
Board of Directors members receive a quarterly retainer of $7,500. For each standing committee of the Board of Directors, committee chairs receive $5,000 quarterly, and committee members receive $3,000 quarterly. Members of the Independent Director Review Committee, which was disbanded in May 2023, received $7,500 quarterly. The Lead Independent Director receives $2,500 quarterly.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described herein, the following is a description of transactions in 2023 to which we have been a party, in which the amount involved exceeded $120,000 and in which any of our directors, executive officers or beneficial holders of more than five percent (5%) of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its insiders—i.e., executive officers, directors, principal shareholders and any related interest of such a person). The Bank’s written Regulation O Policy was revised in November 2020 to prohibit the extension of credit to insiders. Prior to this amendment, the Company had extended mortgage loans to insiders on their primary residences. These loans were all made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than normal risk of collectability or present other unfavorable features.
Both the Company and the Bank have a written Affiliate Transactions Policy, which limits covered transactions with any single affiliate to less than 10%, and with all affiliates to less than 20%, of unimpaired capital and surplus. All covered transactions with affiliates must be made on terms and conditions that are consistent with safe and sound banking practices and are secured by a statutorily-defined amount of collateral. Neither the Company nor the Bank may purchase low-quality assets from an affiliate. Transactions between the Company or Bank and affiliates must be made on terms and under circumstances that are substantially the same, or at least as favorable to the Company or the Bank, respectively, as those prevailing at the time for comparable transactions with unaffiliated companies. No loans or extensions of credit may be made to an affiliate, unless the affiliate is engaged only in activities that a bank holding company may conduct.
We have adopted a written Related Persons Transactions Policy pursuant to which any person who currently is (or was since the beginning of the last fiscal year) an executive officer or a director (or director nominee) or the owner of more than five percent (5%) of our voting securities, including their immediate family members, and any entity employing any of the foregoing persons or in which any of the foregoing persons collectively have a direct or indirect interest of ten percent (10%) or greater or is a general partner, will not be permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our Board of Directors or the full Board of Directors. Any request for us to enter into a transaction with any of the foregoing parties in which the amount involved exceeds $120,000 and in which the related party will have a direct or indirect material interest will be required to be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will review all relevant information available, including the terms of the transaction, and consider the following factors: whether the transaction was undertaken in the ordinary course of business, which party initiated such transaction, whether such transaction would be entered into on terms no less favorable to us than terms generally available to an unaffiliated third party, the purpose of the transaction and the potential benefits to us, the approximate dollar value involved (particularly as it relates to the related party), the related party's interest in the such transaction and any other information that would be material to investors. If we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.
Related-Party Transactions
There were no related party transactions during the year ended December 31, 2023 required to be reported under Item 401(a) of Regulation S-K of the Exchange Act.

PROPOSAL NO. 2: ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2023
This proposal provides our shareholders with an opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers named in the “Summary Compensation Table” of this Proxy Statement, as such compensation is described in the Compensation Discussion and Analysis section, the compensation tables and the related disclosure contained in this Proxy Statement (a “Say on Pay” vote). The “Summary Compensation Table” provides a snapshot of the compensation paid or granted to our named executive officers for the fiscal year ending December 31, 2023.
The Say on Pay vote is an advisory, non-binding vote, which means that it will not bind the Company or our Board of Directors. We cannot predict what actions the Board of Directors will take, if any, in response to this vote. We believe that the complex interplay between performance, risk management, succession planning and compensation should not require material changes based solely on the results of a “for or against” vote. Due to its broad nature, the outcome of a Say on Pay vote does not convey nuanced information about the shareholders’ views regarding the compensation of individual executives, the different elements of our compensation program or the choices our Compensation Committee makes during a year. This does not mean that a Say on Pay vote is without value, however.
We believe that open lines of communication among the Board of Directors, executive management, and our shareholders serve as the foundation for good corporate governance and responsible stewardship. The Board of Directors recognizes the importance of aligning executive compensation with shareholder interests in light of the risks and economic conditions faced by the Company. This vote may assist us in our ongoing engagement and outreach efforts, as we continue to serve our core constituencies of shareholders, customers, employees and communities.
The Board of Directors believes that the compensation arrangements for its named executive officers are aligned with the Company’s long-term performance and with shareholders’ interests.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR THE FOLLOWING
ADVISORY RESOLUTION:

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers for the fiscal year ending December 31, 2023, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation
Discussion and Analysis, compensation tables and narrative discussion.”

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Crowe LLP as independent auditors for the Company for the fiscal year ending December 31, 2024. The services provided to the Company and its subsidiaries by Crowe LLP for 2023 and 2022 are described below, under the caption “Independent Public Accountant Fees and Services.”
The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, with one (1) vote, in person or by written proxy, for each share entitled to vote, is required for ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2024. Shares withheld or otherwise not voted with respect to the ratification of the appointment of Crowe LLP (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on such proposal.
Although the vote on Proposal No. 3 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.
Independent Public Accountant Fees and Services
The following table summarizes fees billed for professional services rendered by Crowe LLP, the Company’s independent auditors for the years ended December 31, 2023 and 2022:
	2023	2022
Audit fees(1)	$878,195	$890,000
Audit-related fees(2)	3,000	88,964
Tax fees(3)	45,149	71,466
All other fees(4)	472,766	340,620
Total fees	$1,399,110	$1,391,050
(1)
Consists of fees billed for professional services performed by Crowe LLP for its audit of the Company’s annual financial statements and services that are normally provided in connection with regulatory filings or engagements.

(2)	2022 audit-related fees primarily consists of services relating to the risk-rating of Advantage Loan Program loans for regulatory capital purposes.
(3)	Tax fees are for the filing of federal and state tax returns.
(4)	All other fees include advisory services.
The Audit Committee is required to review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). During 2022, all services provided by Crowe LLP were pre-approved by the Audit Committee. During 2023, fees totaling approximately $204,000, or 14.6% of the total fees paid to Crowe LLP in 2023, were paid to Crowe LLP for certain non-audit services that had commenced before the Audit Committee approved them. These services related to the validation of the anti-money laundering, sanctions and fraud detection models and did not involve any matters that affected the Company’s financial statements. All such non-audit services and fees were subsequently presented to and approved by the Audit Committee prior to both the completion of the non-audit services associated with the fees and the completion of the audit of the Company’s 2023 financial statements. To the extent required by Nasdaq rules or any other applicable legal or regulatory requirements, approval of non-audit services must be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act. There was no change of the Company’s independent public accountants during 2023 or 2022.
Representatives of Crowe LLP will attend the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our shareholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting and internal control functions and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Crowe LLP, and our internal audit team. Crowe LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
In 2023, among other matters, the Audit Committee:
•	Reviewed and discussed with management and Crowe LLP the Company’s audited financial statements.
•	Reviewed and discussed with management and Crowe LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.
•
Received the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence, and discussed with Crowe LLP its independence with respect to the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 14, 2024.
The Audit Committee

Steven E. Gallotta, Chairman Benjamin Wineman Michael Donahue

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information as of March 21, 2024 regarding the beneficial ownership of our common stock by:
•	each shareholder known by us to beneficially own more than five percent (5%) of our outstanding common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within sixty (60) days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
Except as otherwise specified below, the address for each listed shareholder is: c/o Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076.
Name and Address of Beneficial Owner	Common Stock Owned
	Number of Shares	Percent(1)
5% Shareholders:
K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022(2)(3) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	12,107,732	23.80%
Erwin A. Rubenstein(3) 255 East Brown Street, Suite 320, Birmingham, MI 48009	12,107,732	23.80%
J. Thomas MacFarlane(3) 255 East Brown Street, Suite 320, Birmingham, MI 48009	12,107,732	23.80
Michael Shawn(4) 7300 Biscayne Boulevard, Suite 200, Miami, FL 33138	8,981,041	17.66%
Harry S. Stern(5) 220 Montgomery Street, 15th Floor, San Francisco, CA 94104	8,101,536	15.93%
K.I.S.S. Dynasty Trust No. 5(4) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	7,507,318	14.76%
Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust(2)(5) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	5,743,579	11.29%
FJ Capital Management LLC(6) 7901 Jones Branch Drive, Suite 210, McLean, VA 22102	4,039,150	7.94%
Scott J. Seligman(7)	3,641,401	7.16%
Directors:
Peggy Daitch(8)(9)(10)	15,789	*
Tracey Dedrick(8)(9)(10)	14,925	*
Michael Donahue(9)(10)	2,475	*
Steven E. Gallotta(8)(9)(10)	14,925	*
Denny Kim(8)(9)(10)	14,925	*
Christine Meredith(11)	40,710	*
Thomas M. O’Brien(12)	689,733	1.36%
Eboh Okorie(9)(10)	2,475	*
Benjamin Wineman(8)(9)(10)	32,025	*

Name and Address of Beneficial Owner	Common Stock Owned
	Number of Shares	Percent(1)
Named Executive Officers (Non-Directors):
Karen Knott(13)	38,569	*
Elizabeth M. Keogh(14)	317	*
Colleen Kimmel(15)	28,105	*
All directors and executive officers as a group (12 persons total)(16)	894,973	1.76%
*	Less than 1%.
(1)
Based on 50,844,402 shares of Common Stock issued and outstanding as of March 21, 2024, plus the 19,412 shares of Common Stock which our directors and executive officers in the aggregate have the right to acquire within sixty (60) days of March 21, 2024.

(2)	Mr. Seligman disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest, if any, therein.
(3)
Based on a Schedule 13G/A filed by Erwin Rubenstein, J. Thomas MacFarlane and the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022, on July 6, 2022, Mr. Rubenstein and Mr. MacFarlane, as co-trustees of the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022, had shared voting and dispositive power over 12,107,732 shares of Common Stock beneficially owned by the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022. Mr. Rubenstein and Mr. MacFarlane disclaim beneficial ownership of the shares owned by the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022.

(4)
Based on a Schedule 13D filed by Michael Shawn on September 4, 2020, effective August 19, 2020, Mr. Shawn was appointed as trustee of the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust, which hold 7,507,318 and 1,473,723 shares of Common Stock, respectively, and Mr. Shawn, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,981,041 shares of Common Stock. We have been advised by the trustee that there have been transfers of all shares of Common Stock held by the trust to entirely separate, but similarly situated, trusts, all under this same trustee.

(5)
Based on a Schedule 13G filed by Harry S. Stern on February 18, 2021, effective November 18, 2020, Mr. Stern was appointed as trustee of the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust and the Scott J. Seligman 1993 Irrevocable Dynasty Trust, which hold 5,743,579 and 2,357,957 shares of Common Stock, respectively, and Mr. Stern, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,101,536 shares of Common Stock. Mr. Stern disclaims beneficial ownership of such shares of Common Stock.

(6)
Based on a Schedule 13G filed by FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin Friedman, Bridge Equities XIV, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and White Oak Enterprises, Inc. on February 8, 2024. Martin Friedman is the Managing Member of FJ Capital Management LLC, and they hold shared voting power and shared dispositive power over 4,039,150 shares of Common Stock, representing 7.94% of the Company’s Common Stock. Of those shares, FJ Capital Management LLC is the Managing Member of Financial Opportunity Fund LLC, which holds 3,261,810 shares of Common Stock, representing 6.41% of the Company’s Common Stock, as well as shared voting power and shared dispositive power over those shares. In addition, FJ Capital Management LLC is the Managing Member of Financial Opportunity Long/Short Fund LLC, which holds 127,168 shares of Common Stock as well as shared voting power and shared dispositive power over those shares. In addition, FJ Capital Management LLC is the sub-investment advisor of Bridge Equities XIV, LLC, which holds 490,428 shares of Common Stock as well as shared voting power and shared dispositive power over those shares. FJ Capital Management LLC also manages 159,744 shares of Common Stock held by managed accounts, over which it has shared voting power and shared dispositive power. Mr. Friedman and FJ Capital Management LLC disclaim beneficial ownership as to the shares.

(7)
Based on a Schedule 13G filed by the Scott J. Seligman Revocable Living Trust on March 2, 2021, consists of shares held by the trust, over which Scott. J. Seligman, former vice president of the Company and founder of the Bank, holds sole voting and dispositive power.

(8)
For Ms. Daitch, Ms. Dedrick, Mr. Gallotta, Mr. Kim and Mr. Wineman, excludes 2,550 shares of an award of 7,500 shares of restricted stock made pursuant to the 2020 Omnibus Plan on January 1, 2022. These awards have not yet vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(9)
For Ms. Daitch, Ms. Dedrick, Mr. Donahue, Mr. Gallotta, Mr. Kim, Mr. Okorie and Mr. Wineman, excludes 5,025 shares of an award of 7,500 shares of restricted stock made pursuant to the 2020 Omnibus Plan on January 1, 2023. These awards have not yet vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(10)
For Ms. Daitch, Ms. Dedrick, Mr. Donahue, Mr. Gallotta, Mr. Kim, Mr. Okorie and Mr. Wineman, excludes 7,500 shares of an award of restricted stock made pursuant to the 2020 Omnibus Plan on January 1, 2024. These awards have not yet vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(11)
Ms. Meredith holds 11,734 shares of restricted stock awards that will vest within sixty (60) days and 105,176 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding. Ms. Meredith also holds units in the Company's unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of Common Stock and the remainder in cash or cash equivalents. An estimate of 4,618 shares of Common Stock are held in the unitized stock fund and attributed to Ms. Meredith.

(12)
Mr. O’Brien holds an option to buy 300,000 shares of Common Stock with an expiration date of June 5, 2030, all of which are now vested. Mr. O’Brien holds 245,872 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding. Mr. O’Brien also holds units in the Company's unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of Common Stock and the remainder in cash or cash equivalents. An estimate of 4,788 shares of Common Stock are held in the unitized stock fund and attributed to Mr. O’Brien.

(13)
Ms. Knott holds 1,000 shares of Common Stock; 7,679 shares of restricted stock awards that will vest within sixty (60) days; and 105,176 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding. Ms. Knott also holds an option to buy 2,000 shares of Common Stock with an expiration date of March 21, 2028; an option to buy 3,115 shares of Common Stock with an expiration date of March 1, 2029; and an option to buy 6,944 shares of Common Stock with an expiration date of March 2, 2030. Ms. Knott also holds units in the Company's unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of Common Stock and the remainder in cash or cash equivalents. An estimate of 4,492 shares of Common Stock are held in the unitized stock fund and attributed to Ms. Knott.

(14)
Ms. Keogh holds 100,200 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding. Ms. Keogh also holds units in the Company's unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of Common Stock and the remainder in cash or cash equivalents. An estimate of 317 shares of Common Stock are held in the unitized stock fund and attributed to Ms. Keogh.

(15)
Ms. Kimmel holds units in the Company's unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of Common Stock and the remainder in cash or cash equivalents. An estimate of 4,788 shares of Common Stock are held in the unitized stock fund and attributed to Ms. Kimmel. Ms. Kimmel separated from service with the Company and the Bank during 2023.

(16)	The directors and executive officers in the aggregate hold vested options to buy 312,059 shares of Common Stock. No additional options are scheduled to vest within sixty (60) days of March 21, 2024.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
Deadline for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials
To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2025, a shareholder proposal, including a recommendation of a director nominee, must be received by the Chief Legal Officer of the Company, One Towne Square, Suite 1900, Southfield, Michigan 48076 no later than December 5, 2024, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the SEC then in effect. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.
Deadline for Shareholder Proposals and Director Nominations to be Brought Before the 2025 Annual Meeting
In order to be considered at any meeting, a shareholder proposal, including for the nomination of directors, must (i) comply with the requirements in the Company’s Articles of Incorporation and Bylaws as to form and content and (ii) must be received by the Company not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty (20) days before or after such anniversary date, such notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting is mailed or transmitted electronically, or public disclosure of the date of the annual meeting is made, whichever first occurs. All shareholder proposals must comply with all requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.
OTHER MATTERS
The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting, other than the matters set forth herein. If any other business should properly come before the meeting, all properly executed proxies received will be voted regarding the matter as directed by the Board.
The proxy solicitation is being made by the Company and the cost of soliciting proxies will be borne by the Company. If requested, the Company will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to beneficial owners of the Company’s common stock. In addition to solicitation by mail, officers and other employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.
The Company may elect to send a single copy of its 2023 Annual Report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2023 Annual Report or this proxy statement, as follows:
•	Shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•
Shareholders of record should contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076. The Company will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your shares by proxy promptly will be appreciated.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC AND THE COMPANY’S PROXY STATEMENT ARE ALSO AVAILABLE AT INVESTORS.STERLINGBANK.COM AND WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST. TO REQUEST A COPY, WRITE TO SHAREHOLDER RELATIONS DEPARTMENT, STERLING BANCORP, INC., ONE TOWNE SQUARE, SUITE 1900, SOUTHFIELD, MICHIGAN 48076.

It is important that your proxy be submitted promptly in order to ensure your representation at the Annual Meeting. You may vote your shares electronically via the Internet, by using the telephone, or if you prefer the paper copy, you may submit your proxy by completing, signing and dating the proxy card as promptly as possible and returning it in the accompanying envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, Telephone or by Mail” on page 1 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions on how to vote your shares, your nominee may be prohibited from voting uninstructed shares on a discretionary basis for Proposal Nos. 1 and 2 at the Annual Meeting. We strongly encourage you to vote or, if applicable, provide your nominee with instructions on how to vote your shares.
LOCATION OF STERLING BANCORP 2024
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 16, 2024, at 1:00 p.m., Eastern Time
www.virtualshareholdermeeting.com/SBT2024

Sterling Bancorp, Inc.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBT2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39799-P05318 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERLING BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas M. O'Brien
02) Peggy Daitch
03) Tracey Dedrick
04) Michael Donahue
05) Steven E. Gallotta
06) Denny Kim
07) Christine Meredith
08) Eboh Okorie
09) Benjamin Wineman

The Board of Directors recommends you vote FOR the following proposals 2 and 3:

	For	Against	Abstain
2. Advisory, non-binding vote to approve compensation of named executive officers for 2023.	☐	☐	☐
3. Ratification of the appointment of Crowe LLP as Sterling Bancorp, Inc.'s independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. If signing as attorney, executor, administrator, trustee or other fiduciary, please give your full title. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V39800-P05318

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

STERLING BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2024

The undersigned shareholder(s) hereby appoint(s) Elizabeth M. Keogh and Janice Clark, or either of them, with full power of substitution, as proxies for the undersigned, and hereby authorize(s) them to represent and to vote, as directed on the reverse side of this ballot, all of the shares of common stock of Sterling Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 p.m., Eastern Time on Thursday, May 16, 2024, to be held online at www.virtualshareholdermeeting.com/SBT2024, and any adjournment or postponement thereof. The shareholder(s) revoke any proxy previously given to vote at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

Sterling Bancorp, Inc.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2024. Have your voting instructions card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2024. Have your voting instructions card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your voting instructions card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by May 9, 2024.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBT2024**

You may attend the meeting via the Internet but not provide voting instructions at the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39801-Z86929 KEEP THIS PORTION FOR YOUR RECORDS

THIS CONFIDENTIAL VOTING INSTRUCTION CARD FOR 401(K) PLAN IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

STERLING BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas M. O'Brien
02) Peggy Daitch
03) Tracey Dedrick
04) Michael Donahue
05) Steven E. Gallotta
06) Denny Kim
07) Christine Meredith
08) Eboh Okorie
09) Benjamin Wineman

The Board of Directors recommends you vote FOR the following proposals 2 and 3:

	For	Against	Abstain
2. Advisory, non-binding vote to approve compensation of named executive officers for 2023.	☐	☐	☐
3. Ratification of the appointment of Crowe LLP as Sterling Bancorp, Inc.'s independent registered public accounting firm.	☐	☐	☐

The undersigned hereby instructs the Committee to vote in accordance with the voting instructions indicated above. Please sign exactly as your name(s) appear(s) on this voting instructions card. If signing as attorney, executor, administrator, trustee or other fiduciary, please give your full title. Joint owners should each sign personally.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V39802-Z86929

STERLING BANCORP, INC.
CONFIDENTIAL VOTING INSTRUCTIONS
SOLICITED BY THE STERLING BANK & TRUST 401(k) PLAN COMMITTEE
FOR THE STERLING BANK & TRUST 401 (k) PLAN

The undersigned participant, former participant or designated beneficiary of a deceased former participant in the Sterling Bank & Trust 401(k) Plan ("401(k) Plan") hereby provides the following voting instructions, which instructions shall be taken into account by the Sterling Bank & Trust Company 401(k) Plan Committee (the "Committee") in voting the shares and fractional shares of common stock of Sterling Bancorp, Inc. that are held by Ascensus Trust Company, in its capacity as Trustee of the 401(k) Plan, as of March 21, 2024 at the Annual Meeting of Shareholders of the Company to be held on May 16, 2024 and at any adjournment or postponement thereof.

The directions, if any, given in this Confidential Voting Instructions card will be kept confidential from all directors, officers and employees of Sterling Bancorp, Inc. and Sterling Bank and Trust, FSB.

The undersigned participant, former participant or designated beneficiary of a deceased former participant in the 401(k) Plan hereby acknowledges receipt prior to the execution of this Confidential Voting Instructions card of a Voting Instructions Letter, a Notice of Annual Meeting of Sterling Bancorp, Inc., a Proxy Statement dated April 4, 2024 for the Annual Meeting to be held on May 16, 2024 and the 2023 Annual Report to Shareholders.

As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated April 4, 2024, the Committee will vote the common stock of Sterling Bancorp, Inc. held by the 401(k) Plan to reflect the voting instructions on this Confidential Voting Instructions card, in the manner described in the accompanying letter from the Committee dated April 4, 2024.

(Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope).